Exhibit 10.18
STRICTLY CONFIDENTIAL
EXECUTION COPY

DELAYED DRAW TERM LOAN AGREEMENT
dated as of February 16, 2024
among
3M HEALTH CARE COMPANY
as Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
BARCLAYS BANK PLC
CITIBANK, N.A.
DEUSTCHE BANK SECURITIES INC.
GOLDMAN SACHS BANK USA
MORGAN STANLEY SENIOR FUNDING, INC.
and
WELLS FARGO BANK, N.A.
as Documentation Agents,
and
THE BANKS NAMED HEREIN,
as Banks

BOFA SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A.,
BARCLAYS BANK PLC
CITIBANK, N.A.
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS BANK USA
MORGAN STANLEY SENIOR FUNDING, INC.
and
WELLS FARGO SECURITIES LLC
as Joint Lead Arrangers and Joint Bookrunners

i

7.	REPRESENTATIONS AND WARRANTIES		46

8.	COVENANTS.		48
	8.1	Financial Information	48
	8.2	Covenants	50

9.	EVENTS OF DEFAULT AND REMEDIES.		53
	9.1	Default	53
	9.2	Remedies.	55
	9.3	Setoff	55

10.	AGENCY		56
	10.1	Authorization.	56
	10.2	Distribution of Payments and Proceeds.	58
	10.3	Expenses.	58
	10.4	Indemnification.	59
	10.5	Exculpation of the Agent by the Banks.	59
	10.6	Agent and Affiliates.	59
	10.7	Acknowledgements of Banks.	60
	10.8	Resignation.	61
	10.9	Syndication Agent and Documentation Agent.	62
	10.10	Delegation of Duties.	62
	10.11	Bank ERISA Representation	62
	10.12	Agent’s Reliance, Limitation of Liability, Etc.	64

11.	MISCELLANEOUS.		65
	11.1	Notices.	65
	11.2	Sharing of Payments.	67
	11.3	No Waiver; Cumulative Remedies; Enforcement.	68
	11.4	Amendments, Etc.	68
	11.5	Binding Effect: Assignments and Participations.	69
	11.6	New York Law.	72
	11.7	Severability of Provisions.	72
	11.8	Integration.	73
	11.9	Indemnification by the Borrower; Damage Waiver.	73
	11.10 Customer Identification - USA Patriot Act Notice.		74
	11.11	Execution in Counterparts.	75
	11.12	Waiver of Jury Trial.	75
	11.13	Jurisdiction.	75
	11.14	[Reserved].	76
	11.15 No Advisory or Fiduciary Relationship		76
	11.16 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.		76
	11.17 Confidentiality.		78

Schedule I	Commitments
Schedule 8.2	Existing Liens
ii

Exhibit A	Form of Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Borrowing Request
iii

Delayed-Draw Term Loan Agreement
dated as of February 16, 2024
3M Health Care Company, a Delaware corporation, the Banks (as defined below) and Bank of America, N.A., a national banking association, as Agent (as defined below) for the Banks, hereby agree as follows:
1.    DEFINITIONS
1.1    Generally.
“3M Credit Agreement” means certain Five Year Credit Agreement, dated as of May 11, 2023, by and among the Guarantor, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the banks party thereto from time to time, as amended by Amendment No. 1 to the Credit Agreement, dated as of July 7, 2023, and Amendment No. 2 to the Credit Agreement, dated as of September 18. 2023, and as further amended, amended and restated, supplemented or otherwise modified from time to time.
“Acquisition Debt” means any indebtedness for borrowed money of the Borrower or any of its Subsidiaries that has been issued for the purpose of financing, in whole or in part, a Material Acquisition and any related transactions or series of related transactions (including for the purpose of refinancing or replacing all or a portion of any pre-existing indebtedness for borrowed money of the Borrower, any of its Subsidiaries or the Person(s) or assets to be acquired); provided that (a) (i) the release of the proceeds thereof to the Borrower and its Subsidiaries is contingent upon the consummation of such Material Acquisition and, pending such release, such proceeds are held pursuant to an escrow or similar arrangement and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated prior to the consummation of such Material Acquisition or if such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower and its Subsidiaries in respect of such indebtedness for borrowed money or (b) (i) such indebtedness for borrowed money contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such indebtedness for borrowed money to be redeemed or prepaid if such Material Acquisition is not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, and (ii) if the definitive agreement (or, in the case of a tender offer or similar transaction, the definitive offer document) for such Material Acquisition is terminated in accordance with its terms prior to the consummation of such Material Acquisition or such Material Acquisition is otherwise not consummated by the date specified in the definitive documentation relating to such indebtedness for borrowed money, such indebtedness for borrowed money is so redeemed or prepaid within ninety (90) days of such termination or such specified date, as the case may be.
“Act” has the meaning set forth in Section 11.10.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
1

“Advance” means a Tranche A Advance or a Tranche B Advance, as applicable.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing for any Interest Period, an interest rate per annum equal to the sum of (i) (a) the Term SOFR Rate for such Interest Period, and (ii) the Applicable Margin.
“Affected Financial Institution” has the meaning set forth in Section 11.16.
“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent” means Bank of America, in its capacity as lead arranger and administrative agent for the Banks hereunder (which may act through any of its Affiliates in performance of its duties hereunder).
“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Bank of America at its office at 100 North Tyron Street, Charlotte, NC 28255, Account No. 1366072250600, ABA Number: 026009593; Account Name: Wire Clearing Acct for Syn Loans – LIQ; Beneficiary: 3M Health Care Company, and (b)  such other account of the Agent as is designated in writing from time to time by the Agent to the Borrower and the Banks for such purpose.
“Agent’s Office” means Bank of America, 555 California Street, 11th Floor, CA5-705-11-03, San Francisco, CA 94104; Tel: Tel: 415-436-2770; Email: liliana.claar@bofa.com.
“Aggregate Commitment Amount” means mean the aggregate of the Tranche A Commitments and the Tranche B Commitments.
“Aggregate Outstandings” means, at any time, the sum of the Aggregate Tranche A Outstandings and the Aggregate Tranche B Outstandings.
“Aggregate Tranche A Commitment Amount” means the aggregate of the Tranche A Commitments of all Tranche A Banks, as reduced from time to time pursuant to the terms of this Agreement. The Aggregate Tranche A Commitment on the Execution Date is $500,000,000.
“Aggregate Tranche A Outstandings” means, at any time, an amount equal to the aggregate principal balance of the Tranche A Advances then outstanding.
“Aggregate Tranche B Commitment Amount” means the aggregate of the Tranche B Commitments of all Tranche B Banks, as reduced from time to time pursuant to the terms of this Agreement. The Aggregate Tranche B Commitment on the Execution Date is $1,000,000,000.

“Aggregate Tranche B Outstandings” means, at any time, an amount equal to the aggregate principal balance of the Tranche B Advances then outstanding.
“Agreement” means this Delayed Draw Term Loan Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Margin” means, for Term Benchmark Advances and Floating Rate Advances under any Facility as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Floating Rate Advances	Term Benchmark Advances

Level 1 A2 / A or above	0.000%	0.875%

Level 2 At least A3 / A-	0.000%	1.000%

Level 3 At least Baa1 / BBB+	0.125%	1.125%

Level 4 At least Baa2 / BBB	0.250%	1.250%

Level 5 At least Baa3 / BBB-	0.375%	1.375%

Level 6 Ba1 / BB+ or lower	0.625%	1.625%

“Applicable Parties” has the meaning set forth in Section 11.1(b).
“Applicable Ticking Fee Rate” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Ticking Fee Rate

Level 1 A2 / A or above	0.065%

Level 2 At least A3 / A-	0.070%

Level 3 At least Baa1 / BBB+	0.090%

Level 4 At least Baa2 / BBB	0.110%

Level 5 At least Baa3 / BBB-	0.150%

Level 6 Ba1 / BB+ or lower	0.175%

“Appropriate Advance” means, at any time, (a) with respect to any Tranche A Bank, its Tranche A Advance and (b) with respect to any Tranche B Bank, its Tranche B Advance.
“Appropriate Bank” means, at any time, (a) with respect to the Tranche A Facility, a Bank that has a Tranche A Commitment or holds a Tranche A Advance at such time and (b) with respect to the Tranche B Facility, a Bank that has a Tranche B Commitment or holds a Tranche B Advance at such time.
“Appropriate Commitment” means, at any time, (a) with respect to any Tranche A Bank, its Tranche A Commitment and (b) with respect to any Tranche B Bank, its Tranche B Commitment.
“Appropriate Credit Exposure” means, at any time, (a) with respect to any Tranche A Bank, its Credit Exposure under the Tranche A Facility and (b) with respect to any Tranche B Bank, its Credit Exposure under the Tranche B Facility.
“Arrangers” means BofA Securities, Inc., JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citibank, N.A., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities LLC.
“Assignment Certificate” means a certificate, acceptable to the Agent in form and substance, assigning a Bank’s rights and obligations under this Agreement or a related document pursuant to Section 11.5.
“Available Tenor” has the meaning set forth in Section 4.6.
“Bail-In Action” has the meaning set forth in Section 11.16.
“Bail-In Legislation” has the meaning set forth in Section 11.16.
“Bank of America” means Bank of America, N.A., a national banking association.
“Bank-Related Party” and “Bank-Related Parties” have the meanings set forth in Section 11.9(c).
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Banks” means Bank of America, acting on its own behalf and not as Agent; and each other Person (other than the Borrower) that has a Commitment or outstanding Advance under the Facilities on the date hereof or hereafter pursuant to the procedures set forth in Section 11.5; provided that following the Maturity Date for the Tranche A Facility and the repayment in full of the Tranche A Advances, the term “Banks” shall cease to include Tranche A Banks in their capacity as such.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Term SOFR Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 4.6(a), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than zero such rate shall be deemed to be zero for purposes of this Agreement.
“Benchmark” has the meaning set forth in Section 4.6.
“Benchmark Replacement” has the meaning set forth in Section 4.6.
“Benchmark Replacement Adjustment” has the meaning set forth in Section 4.6.
“Benchmark Replacement Date” has the meaning set forth in Section 4.6.
“Benchmark Transition Event” has the meaning set forth in Section 4.6.
“Benchmark Unavailability Period” has the meaning set forth in Section 4.6.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means 3M Health Care Company, a Delaware corporation, which is presently a wholly owned subsidiary of the Guarantor, will become an independent public company following the consummation of the Spin-Off and is anticipated to be renamed Solventum Corporation in connection with the Spin-Off.
“Borrower Materials” has the meaning set forth in Section 8.1.
“Borrowing” means a Tranche A Borrowing or a Tranche B Borrowing, as applicable.
“Borrowing Minimum” means $10,000,000.
“Borrowing Request” means a request for a Borrowing in substantially the form of Exhibit C hereto or such other form as may be approved by the Agent, signed by the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower.
“Bribery Act” means the United Kingdom Bribery Act of 2010.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Office is located.
“Capitalized Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as financing leases on a balance sheet of such Person. The amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means a Tranche A Commitment or a Tranche B Commitment, as applicable.
“Commitment Termination Date” means the earliest to occur of (i) the Funding Date, (ii) June 28, 2024, and (iii) the date on which the Banks’ Commitments are terminated pursuant to Section 9 or by agreement of the parties.
“Communications” has the meaning set forth in Section 11.1(b).
“Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Advance, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides, following consultation with the Borrower, in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Net Tangible Assets” means, at the date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding (a) any indebtedness for money borrowed having a maturity of less than 12 months from the date of the then most recent consolidated balance sheet of the Borrower publicly available but which by its terms is renewable or extendible beyond 12 months from such date at the option of the Borrower and (b) finance leases and current maturities of long-term debt) and (ii) to the extent included in such aggregate amount of assets, all goodwill, trade names, trademarks, patents, customer relationships, unamortized debt discount and expense and any other like intangibles, all as set forth on the then most recent consolidated balance sheet of the Borrower publicly available and prepared in accordance with generally accepted accounting principles.
“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.
“Corresponding Tenor” has the meaning set forth in Section 4.6.
“Credit Exposure” means, with respect to any Bank (i) at any time prior to termination of the Commitments in full, such Bank’s Commitment (whether used or unused); provided that in the case of Section 5.7 when a Defaulting Bank shall exist, “Credit Exposure” shall mean the percentage of the total Commitments (disregarding any Defaulting Bank’s Commitment) represented by such Bank’s Commitment, or (ii) thereafter, such Bank’s Outstandings.
“Customary Permitted Liens” means:
(a)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business;
(b)    permits, servitudes, licenses, easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business or minor imperfections in title to any real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(c)    Liens of any landlord on fixtures located on premises leased by the Borrower or a subsidiary, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;
(d)    leases, licenses, subleases or sublicenses of assets (including, without limitation, with respect to real property and intellectual property rights) granted to others that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;
(e)    pledges or deposits made in the ordinary course of business or statutory Liens imposed in connection with worker’s compensation, unemployment insurance or other types of social security or pension benefits or Liens incurred or pledges or deposits made to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), statutory obligations, and surety, appeal, customs or performance bonds and similar obligations, or deposits as security for contested Taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;
(f)    Liens arising from UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Borrower or any of its Subsidiaries;
(g)    any Lien arising out of claims under a judgment or award rendered or claim filed so long as such judgments, awards or claims do not constitute an Event of Default;
(h)    any Lien consisting of rights reserved to or vested in any governmental authority by any statutory provision;
(i)     Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts held at such banks or financial institutions or over investment property held in a securities account, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts or securities accounts in the ordinary course of business; and
(j)     Liens securing Debt or other obligations of one of the Borrower’s Subsidiaries owing to the Borrower or another Subsidiary of the Borrower.
“Daily Simple SOFR” has the meaning set forth in Section 4.6.
“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, surety bond or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person.

“Default” means an event that, with the giving of notice, the passage of time or both, would constitute an Event of Default.
“Defaulting Bank” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Advances or (ii) pay over to the Agent or any other Bank any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Agent or any Bank in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary of the Borrower a majority of the business of which is conducted within the United States of America, or a majority of the properties and assets of which are located within the United States of America, except any Subsidiary of the Borrower substantially all of the assets of which consist of the securities of Subsidiaries of the Borrower which are not Domestic Subsidiaries.
“Draft Form 10” means the Borrower’s Registration Statement on Form 10 (including the information statement and the other exhibits contemplated thereby, in each case, in the form and to the extent so delivered), in the form delivered by the Borrower to the Banks on or about January 26, 2024.
“EBITDA” means, for any period, determined on a consolidated basis for the Borrower and its Subsidiaries, net income (or net loss) (determined in accordance with GAAP) for such period plus
(a) the sum of (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, (v) one-time separation costs and expenses related to the Spin-Off, (vi) cash restructuring charges related to the Spin-Off, (vii) extraordinary, unusual or non-recurring charges (provided that the aggregate amount added back to net income (or net loss) for any twelve-month period pursuant to this clause (vii) shall not exceed $300,000,000), (viii) all losses arising from the extinguishment of indebtedness, and (ix) other non-cash charges (including, without limitation, impairment charges, non-cash operating costs and non-cash share based compensation expense), less
(b) the sum of the following, without duplication, to the extent included in the determination of net income for such period: (i) extraordinary, unusual or non-recurring income and (ii) other non-cash income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced net income or EBITDA in any prior period).
Notwithstanding anything to the contrary herein or in any classification under GAAP of any Person, business, assets or operations, in respect of which a definitive agreement for the disposition, abandonment, transfer, closure or discontinuation of operations thereof has been entered into, as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition, abandonment, transfer, closure or discontinuation of operations shall have been consummated.
“EEA Financial Institution” has the meaning set forth in Section 11.16.
“EEA Member Country” has the meaning set forth in Section 11.16.
“EEA Resolution Authority” has the meaning set forth in Section 11.16.
“Electronic Signatures” has the meaning set forth in Section 11.11.
“Eligible Assignee” means (i) any Bank or any Affiliate of any Bank; (ii) a commercial bank organized under the laws of the United States or any state thereof; or (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; provided that (x) neither the Borrower nor any Affiliate of the Borrower shall be an Eligible Assignee, (y) any Eligible Assignee or any corporation controlling such Eligible Assignee must also have senior unsecured long-term debt ratings which are rated at least A- (or the equivalent) as publicly announced by S&P or Fitch or A3 (or the equivalent) as publicly announced by Moody’s, and (z) any Eligible Assignee or any corporation controlling such Eligible Assignee must have shareholders’ equity in an amount not less than $3,000,000,000.
“Entitled Person” has the meaning set forth in Section 5.6.
“ERISA” means the Employment Retirement Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.
“EU Bail-In Legislation Schedule” has the meaning set forth in Section 11.16.
“Event of Default” means an event specified in Section 9.1.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Bank or the Agent or required to be withheld or deducted from a payment to any Bank or the Agent: (a)

Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Bank or the Agent, as applicable, being organized or incorporated under the laws of, or having its principal or relevant office or, in the case of any Bank, its applicable or relevant lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.5) or (ii) such Bank changes its lending office, except to the extent that, pursuant to Section 5.5, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired the applicable interest in the Advance or Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to a failure by such Bank or the Agent to comply with Section 5.5(d), and (d) any Taxes imposed under FATCA.
“Execution Date” means the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied, which shall be the date hereof.
“Facility” means the Tranche A Facility or the Tranche B Facility, as applicable, and “Facilities” means the Tranche A Facility and the Tranche B Facility, collectively.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Execution Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among governmental authorities and implementing the foregoing.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means one or more separate agreements between the Borrower and the Agent, setting forth the terms of certain fees to be paid by the Borrower to the Agent for the benefit of the Banks and/or for the Agent’s own behalf, as more fully set forth therein.
“Fiscal Quarter” means any of the four periods, each approximately three calendar months in length, comprising the Borrower’s fiscal year.

“Fitch” means Fitch, Inc.
“Floating Rate” means, for any period, a fluctuating interest rate per annum equal for each such day during such period to the sum of the Base Rate for such day, plus the Applicable Margin for such day.
“Floor” has the meaning set forth in Section 4.6.
“Foreign Bank” means a Bank that is not a U.S. Person.
“Funded Debt” means the sum of (i) all indebtedness for borrowed money of the Borrower and its Subsidiaries, (ii) all purchase money obligations of the Borrower and its Subsidiaries, including obligations under any finance lease and (iii) the face amount of all letters of credit issued for the account of the Borrower and its Subsidiaries to the extent drawn; provided that, at any time after the definitive agreement for any Material Acquisition shall have been executed and delivered (or, in the case of a Material Acquisition in the form of a tender offer or similar transaction, after the offer shall have been launched) and prior to the consummation of such Material Acquisition (or termination of the definitive documentation in respect thereof (or such later date as such indebtedness ceases to constitute Acquisition Debt as set forth in the definition of “Acquisition Debt”)), any Acquisition Debt (and the proceeds of such Acquisition Debt) shall be excluded from the definition of “Funded Debt”. All determinations under this definition shall be made with respect to the Borrower and its Subsidiaries on a consolidated basis.
“Funding Date” means the date on which the Advances shall have been funded in accordance with the terms of this Agreement, it being understood and agreed that the Funding Date of the Tranche A Advances and the Funding Date of the Tranche B Advances shall occur on the same Business Day.
“GAAP” has the meaning set forth in Section 1.5.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means 3M Company, a Delaware corporation.
“Guaranty” means that certain Parent Guarantee Agreement, dated as of the date hereof, by the Guarantor in favor of the Agent for the Banks, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 11.9.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Information” has the meaning set forth in Section 11.17.
“Interest Period” means, for each Term Benchmark Advance comprising part of the same Term Benchmark Borrowing, the period commencing on the date of such Term Benchmark Advance or the date of the Conversion of any Floating Rate Advance into such Term Benchmark Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 4.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions of Section 4.2. The duration of each such Interest Period shall be one, three or six months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(a)    the Borrower may not select any Interest Period that ends after any Commitment Termination Date unless, after giving effect to any reduction of the Commitments on such Commitment Termination Date, the aggregate principal amount of Floating Rate Advances and of Term Benchmark Advances having an Interest Period that end on or prior to such Commitment Termination Date shall be at least equal to the aggregate principal amount of Advances due and payable on or prior to such date;
(b)    Interest Periods commencing on the same date for Term Benchmark Advances comprising part of the same Borrowing shall be of the same duration;
(c)    no tenor that has been removed from the definition pursuant to Section 4.6(d) shall be available for specification in such notice;
(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(e)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and
(f)    no Interest Period related to an Advance shall extend beyond the Maturity Date applicable to such Advance.

“IRS” means the U.S. Internal Revenue Service.
“Judgment Currency” has the meaning set forth in Section 5.6.
“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Funded Debt of the Borrower and its Subsidiaries outstanding as of the last day of the period of four consecutive Fiscal Quarters then ended to (ii) EBITDA of the Borrower and its Subsidiaries during such period of four Fiscal Quarters.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary of the Borrower shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, finance lease or other title retention agreement relating to such asset.
“Loan Documents” means this Agreement, the Guaranty, the Notes, any Fee Letter and any other document entered into in connection herewith, together with all amendments, modifications and restatements thereof.
“Material Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition by the Borrower or any of its Subsidiaries of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Subsidiary), or otherwise causing any Person to become a Subsidiary of the Borrower, (c) a merger or consolidation or any other combination by the Borrower or any of its Subsidiaries with another Person (other than a Person that is a Subsidiary), provided that (i) the Borrower (or a Person that succeeds to the Borrower pursuant to Section 8.2(d) in connection with such transaction or series of related transactions) or a Subsidiary of the Borrower (or a Person that becomes a Subsidiary of the Borrower as a result of such transaction) is the surviving entity and (ii) any Person that is a Subsidiary at the time of execution of the definitive agreement related to any such transaction or series of related transactions (or, in the case of a tender offer or similar transaction, at the time of filing of the definitive offer document) shall constitute a Subsidiary for purposes of this definition even if in connection with such transaction or series of related transactions, such Person becomes a direct or indirect holding company of the Borrower or (d) the acquisition of assets by the Borrower or any of its Subsidiaries that are expected to be used in whole or in part in the normal operations of the Borrower or its Subsidiaries, in each case the total consideration for which is equal to or greater than $350 million.
“Material Adverse Effect” means a material adverse effect on (a) the consolidated financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its payment obligations under this Agreement, or (c) the rights and remedies of the Agent or any Bank against the Borrower under this Agreement, taken as a whole.

“Maturity Date” means (a) with respect to the Tranche A Facility, on the date that is 18 months following the Funding Date and (b) with respect to the Tranche B Facility, on the date that is three years following the Funding Date; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Moody’s” means Moody’s Investors Service, Inc.
“Note” means a note in substantially the form of Exhibit A hereto with all blanks appropriately completed, together with any modifications and extensions thereof and any note or notes issued in renewal thereof or substitution or replacement therefor.
“Notice” has the meaning set forth in Section 11.1(c).
“NYFRB” means the Federal Reserve Bank of New York.
“Other Connection Taxes” means, with respect to any Bank or the Agent, Taxes imposed as a result of a present or former connection between such Bank or the Agent, as applicable, and the jurisdiction imposing such Tax (other than connections arising solely from such Bank or the Agent, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Advance or Loan Document pursuant to Section 4.5).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.5).
“Other Transaction Debt” means other debt incurred by the Borrower on or after the Execution Date in an aggregate principal amount not to exceed $7,400,000,000.
“Outstandings” means, at any time with respect to any Bank, an amount equal to the aggregate principal balance of that Bank’s Appropriate Advances then outstanding.
“Overnight Bank Funding Rate” means the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Agent in accordance with banking industry rules on interbank compensation.
“Participant Register” has the meaning set forth in Section 11.5(b).
“Payee” has the meaning set forth in Section 5.5(a).
“Payment” has the meaning set forth in Section 10.7(c).
“Payment Notice” has the meaning set forth in Section 10.7(c)(ii).

“Percentage” means, with respect to each Bank, the ratio of (i) such Bank’s Appropriate Credit Exposure, to (ii) the aggregate Appropriate Credit Exposure of all of the Banks.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or government or any agency or political subdivision thereof.
“Platform” has the meaning set forth in Section 8.1.
“Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising part of the land) used primarily for manufacturing or processing that is located within the United States of America (other than its territories or possessions) and owned by the Borrower or any Subsidiary of the Borrower, the net depreciated book value of which on the date as of which the determination is being made exceeds 1% of the Consolidated Net Tangible Assets of the Borrower, except any such property which the Borrower’s board of directors, in its good faith opinion, determines is not of material importance to the business conducted by the Borrower and its Subsidiaries, taken as a whole.
“Principal Domestic Subsidiary” means (a) each Subsidiary of the Borrower which owns or leases a Principal Domestic Manufacturing Property, (b) each Domestic Subsidiary of the Borrower the consolidated net worth of which exceeds 3% of Consolidated Net Tangible Assets (as set forth in the most recent financial statements referred to in Section 7(c) or delivered pursuant to Section 8.1(a) or (b)) and (c) each Domestic Subsidiary of each Subsidiary referred to in the foregoing clause (a) or (b), except any such Subsidiary the accounts receivables and inventories of which have an aggregate net book value of less than $5,000,000.
“Proceeding” has the meaning set forth in Section 11.9.
“Public Debt Rating” means, as of any date, the rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Ticking Fee Rate shall be determined by reference to the Public Debt Rating at such time; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, (i) during the period commencing on the Execution Date and ending on the date that occurs 60 days thereafter, the Applicable Margin and the Applicable Ticking Fee Rate, as applicable, shall be set in accordance with Level 4, and (ii) at any time thereafter, the Applicable Margin and the Applicable Ticking Fee Rate, as applicable, shall be set in accordance with Level 6, in each case, until such time as either S&P or Moody’s shall have in effect a Public Debt Rating; (c) if the Public Debt Ratings established by S&P and Moody’s shall fall within different but adjacent levels, the Applicable Margin and the Applicable Ticking Fee Rate shall be based upon the higher Public Debt Rating; (d) if the Public Debt Ratings established by S&P and Moody’s shall fall within different levels that are not adjacent, the Applicable Margin and the Applicable Ticking Fee Rate, as applicable, shall be determined by the level immediately below the higher Public Debt Rating; (e) if any Public Debt Rating established by S&P or Moody’s shall be changed, such change shall be effective as of the third Business Days following the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P or Moody’s shall change the basis on which Public Debt Ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.
“Public Form 10” means the Borrower’s Registration Statement on Form 10 (including the information statement and the other exhibits contemplated thereby, in each case, in the form and to the extent so filed), in the form initially filed publicly with the SEC pursuant to the Securities Exchange Act of 1934.
“Reference Time” has the meaning set forth in Section 4.6.
“Register” has the meaning set forth in Section 11.5(f)(i).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Related Person” of any Person means (a) any controlling Person, controlled Affiliate or Subsidiary of such Person, (b) the respective directors, officers or employees of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons and (c) the respective agents of such Person or any of its Subsidiaries, controlled Affiliates or controlling Persons.
“Relevant Governmental Body” has the meaning set forth in Section 4.6.
“Required Banks” means, at any time, Banks holding more than fifty percent (50%) of the Aggregate Commitment Amount at such time or, if the Aggregate Commitment Amount has been terminated at such time pursuant to Section 5.4 or 9.2, Banks owed more than 50% of the aggregate unpaid principal amount of the Aggregate Advances owing to Banks at such time; provided that the Commitment of, and the Advances held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.“Rescindable Amount” has the meaning as specified in Section 5.2(d).
“Resolution Authority” has the meaning set forth in Section 11.16.
“Restricted Property” means (a) all Principal Domestic Manufacturing Properties, (b) all equity or debt securities issued by Principal Domestic Subsidiaries and (c) all inventories and accounts receivables of the Borrower and the Principal Domestic Subsidiaries.
“Revolving Credit Agreement” means that certain Five-Year Revolving Credit Agreement, dated as of the date hereof, by and among the Borrower, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the banks party thereto from time to time, as amended, amended and restated, supplemented or otherwise modified from time to time, providing the Borrower with a five-year revolving credit facility in an aggregate principal amount of up to $2,000,000,000.
“S&P” means S&P Global Ratings.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the United Nations Security Council, the United Kingdom, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country to the extent such Person is the subject of Sanctions, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, any EU member state or Canada.
“SEC” has the meaning set forth in Section 7(c).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR”.
“Specified Currency” has the meaning set forth in Section 5.6.
“Spinco Cash Transfer” means the direct and/or indirect cash transfer of a portion of the proceeds of the Advances, advances under the Revolving Credit Agreement and Other Transaction Debt to the Guarantor as partial consideration for the Guarantor’s direct or indirect transfer of substantially all of its health care business to the Borrower.
“Spinoff” means the pro rata distribution by the Guarantor of at least 80.1% of the outstanding shares of common stock of the Borrower which will hold substantially all of the Guarantor’s health care business.
“Spin-Off Effectiveness Date” means the date on which the Spinoff shall have been consummated.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or indirectly through one or more other Subsidiaries) a majority of the outstanding equity securities or other ownership interests carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges in the nature of a tax imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” means the Adjusted Term SOFR Rate and, when used in reference to any Advance or Borrowing, that such Advance, or the Advances comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.
“Term SOFR Rate” means:
(a)    for any Interest Period with respect to a Term Benchmark Borrowing, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR Rate means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus 0.10% for such Interest Period; and
(b)    for any interest calculation with respect to a Floating Rate Advance on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR Rate means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus 0.10% for such term;
provided that if the Term SOFR Rate determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR Rate shall be deemed zero for purposes of this Agreement.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).
“Ticking Fee” has the meaning set forth in Section 3.1.
“Tranche A Advance” has the meaning set forth in Section 2.1(a).
“Tranche A Bank” means any Bank that has a Tranche A Commitment or holds a Tranche A Advance.

“Tranche A Borrowing” means a borrowing under Section 2.1(a) consisting of simultaneous pro rata Tranche A Advances to the Borrower by each of the Banks severally.
“Tranche A Commitment” means, with respect to each Tranche A Bank, (a) the Dollar amount set forth opposite such Tranche A Bank’s name under the heading “Tranche A Commitment” on Schedule I hereto or if such Tranche A Bank has entered into an Assignment Certificate, the Dollar amount set forth for such Tranche A Bank in the records maintained by the Agent, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Certificate or (b) the commitment of such Tranche A Bank to make Tranche A Advances hereunder, as the context may require.
“Tranche A Facility” means, at any time, the aggregate amount of the Tranche A Banks’ Tranche A Commitments and Tranche A Advances at such time.
“Tranche B Advance” has the meaning set forth in Section 2.1(b).
“Tranche B Bank” means any Bank that has a Tranche B Commitment or holds a Tranche B Advance.
“Tranche B Borrowing” means a borrowing under Section 2.1(b) consisting of simultaneous pro rata Tranche B Advances to the Borrower by each of the Banks severally.
“Tranche B Commitment” means, with respect to each Tranche B Bank, (a) the Dollar amount set forth opposite such Tranche B Bank’s name under the heading “Tranche B Commitment” on Schedule I hereto or if such Tranche B Bank has entered into an Assignment Certificate, the Dollar amount set forth for such Tranche B Bank in the records maintained by the Agent, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment Certificate or (b) the commitment of such Tranche B Bank to make Tranche B Advances hereunder, as the context may require.
“Tranche B Facility” means, at any time, the aggregate amount of the Tranche B Banks’ Tranche B Commitments and Tranche B Advances at such time.
“Transactions” means the execution and delivery by the Borrower of the Loan Documents and the Revolving Credit Agreement (and the loan documents related thereto), the incurrence by the Borrower of the Other Transaction Debt and the Spinco Cash Transfer.
“Transaction Costs” means the fees, costs and expenses of the Borrower and its Subsidiaries related to the Transactions.
“Unadjusted Benchmark Replacement” has the meaning set forth in Section 4.6.
“UK Financial Institution” has the meaning set forth in Section 11.16.
“UK Resolution Authority” has the meaning set forth in Section 11.16.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Write-Down and Conversion Powers” has the meaning set forth in Section 11.16.
1.2    Times.
All references to times of day in this Agreement shall be references to New York, New York time unless otherwise specifically provided.
1.3    Interest Rates; Benchmark Notification.
The interest rate on an Advance may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 4.6(a) provides a mechanism for determining an alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment), or with respect to any alternative or successor rate thereto, or replacement rate thereof (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions or other activities that affect any interest rate used in this Agreement or any alternative, successor or replacement rate (including, without limitation, any Benchmark Replacement) (or any component of any of the foregoing) and/or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement or any alternative, successor or replacement rate (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any such rate (or component thereof) provided by any such information source or service.

1.4.    Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.
1.5    GAAP.
Except as otherwise stated in this Agreement, all financial information provided to the Agent or the Banks and all calculations for compliance with financial covenants will be made using generally accepted accounting principles as in effect in the United States of America from time to time (“GAAP”) consistently applied. If the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided that, if any change in GAAP occurs that would impact any financial covenant hereunder, such financial covenants shall be subject to GAAP as in effect immediately prior to such change until an agreement by the parties is reached to maintain the original intent of such financial covenant.
2.    LINE OF CREDIT
2.1    Advances.
(a)    Each Tranche A Bank (acting through any of its branches or Affiliates) severally agrees, on the terms and conditions hereinafter set forth, to make a term loan in Dollars (each, a “Tranche A Advance”) to the Borrower on any single Business Day during the period from and including the Execution Date until the Commitment Termination Date in a principal amount not to exceed (x) for any such Tranche A Bank, its Tranche A Commitment, and (y) in the aggregate for all Tranche A Banks, the Aggregate Tranche A Commitment Amount.
(b)    Each Tranche B Bank (acting through any of its branches or Affiliates) severally agrees, on the terms and conditions hereinafter set forth, to make a term loan in Dollars (each, a “Tranche B Advance”) to the Borrower on any single Business Day during the period from and including the Execution Date until the Commitment Termination Date in a principal amount not to exceed (x) for any such Tranche B Bank, its Tranche B Commitment, and (y) in the aggregate for all Tranche B Banks, the Aggregate Tranche B Commitment Amount.

(c)    The Facilities established hereby are term loan facilities; amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. The obligations of the Banks hereunder shall be several, but not joint.
2.2    [Reserved].
2.3    [Reserved].
2.4    Evidence of Debt.
(a)    Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Advance owing to such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder in respect of Advances under each Facility. The Borrower agrees that upon notice by any Bank to the Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Bank to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Bank, the Borrower shall promptly execute and deliver to such Bank a Note payable to such Bank and its registered assigns in a principal amount up to the Appropriate Commitment of such Bank.
(b)    The Agent shall maintain a control account, and a subsidiary account for each Bank, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment Certificate delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Bank’s share thereof.
(c)    Entries made in good faith and in conformity with sound industry standards by the Agent in the control and subsidiary accounts pursuant to subsection (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to each Bank under this Agreement, absent manifest error; provided, however, that the Borrower shall have the right to inspect such entries and the failure of the Agent to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

3.    FEES AND EXPENSES
3.1    Ticking Fee.
The Borrower will pay each Bank a fee (the “Ticking Fee”) in an amount equal to (i) the Applicable Ticking Fee Rate, multiplied by (ii) the actual daily undrawn portion of the Appropriate Commitments of such Bank, payable for the ratable benefit of the Appropriate Banks from and including the date which is 90 days following the Execution Date, to but excluding the earlier of (x) the termination of the Appropriate Commitments, and (y) the Funding Date, payable on the earlier to occur of such termination and the Funding Date.
3.2    Expenses.
The Borrower shall pay (i) all reasonable and documented attorneys’ fees and out-of-pocket expenses of such attorneys incurred by the Agent in connection with the preparation, negotiation, execution and amendment of this Agreement and the other Loan Documents and (ii) all costs and expenses incurred by the Agent or any of the Banks in connection with the enforcement of this Agreement and the other Loan Documents (including but not limited to reasonable and documented attorneys’ fees and out-of-pocket expenses which shall be limited to the fees, charges and disbursements of one counsel to the Agent and the other Banks (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) for all such affected Banks, whether paid to outside counsel or allocated to in-house counsel).
3.3    Additional Fees.
The Borrower shall pay to the Agent additional fees in the amounts set forth in any Fee Letter strictly pertaining to this Agreement.
4.    INTEREST
4.1    Floating Rate.
The principal balance of the Advances denominated in Dollars shall bear interest at the Floating Rate unless the Borrower elects a Term Benchmark pursuant to Section 4.2, subject, however, to imposition of the default rate pursuant to Section 4.3.
4.2    Term Benchmark.
(a)    The Borrower may from time to time notify the Agent in writing or by telephone that a particular portion of the outstanding principal balance of the Advances shall bear interest at the applicable Term Benchmark for a particular Interest Period. The portion of the outstanding balance of the Advances to which a Term Benchmark is applied must be in an amount not less than the Borrowing Minimum or a multiple thereof. Any Term Benchmark notification shall be irrevocable, must be made pro rata with respect to the Advances of each Bank, and must be received by the Agent before 11:00 a.m. on the day three Business Days before the Business Day which is the first day of the applicable Interest Period. Commencing on the first day of the applicable Interest Period and continuing through the last day thereof, the portion of the outstanding principal balance of the Advances to which the notification related shall bear interest at the applicable Term Benchmark (and the remaining part of the principal balance of the Advances, if any, shall continue to bear interest at the rate or rates previously applicable to such amounts), subject, however, to imposition of the default rate pursuant to Section 4.3. At the termination of such Interest Period, unless a new Term Benchmark notification is requested and accepted by the Borrower, the interest rate applicable to the portion of the principal balance of the Advances denominated in Dollars to which Adjusted Term SOFR Rate was applicable shall revert to the Floating Rate.
(b)    Notwithstanding anything to the contrary in this Section, the Borrower’s right to have a portion of the Advances bear interest at the applicable Term Benchmark hereunder shall be suspended (i) upon the occurrence and during the continuation of an Event of Default under this Agreement, (ii) subject to Section 4.6, if the Agent is advised by the Required Banks that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Advances (or its Advance) included in such Borrowing and such Interest Period, (iii) during any period in which any Bank shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any governmental authority asserts that it is unlawful, for such Bank to perform its obligations hereunder or to fund or maintain Term Benchmark Advances hereunder or (iv) subject to Section 4.6, if the Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the relevant screen rate is not available or published on a current basis), for such Interest Period, in which case (A) the Borrower shall either (x) prepay such Advances or (y) convert such Advances to the Floating Rate, and (B) the obligation of the Bank to make Term Benchmark Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.
(c)    Absent manifest error, the records of the Agent shall be conclusive evidence as to the amount of the Advances bearing interest at a Term Benchmark, the applicable Term Benchmark and the date on which the Interest Period applicable to such Term Benchmark expires. Term Benchmark Advances may not be outstanding as more than ten separate Interest Periods. The Agent shall give prompt notice to the Borrower and the Banks of the applicable interest rate determined by the Agent as the Floating Rate and the Term Benchmark.

4.3    Default Rate.
Upon the occurrence of an Event of Default pursuant to clause (a), (b) or (j) of Section 9.1, and so long as such Event of Default continues without written waiver thereof by the Agent and the Required Banks, (x) in the case of an Event of Default pursuant to clause (a) or (b) of Section 9.1, in the sole discretion of the Required Banks, and (y) in the case of an Event of Default pursuant to clause (j) of Section 9.1, automatically, in each case, and without waiving any of their other rights and remedies, the outstanding principal balance of the Advances shall bear interest at an annual rate which shall be equal to two percent (2.00%) over the annual rate or rates that would otherwise be in effect with respect to such Advances had there been no occurrence of such Event of Default.
4.4    Fees on Term Benchmark Advances; Capital Adequacy; Funding Exceptions.
In addition to any interest payable on Advances made hereunder and any fees or other amounts payable hereunder, the Borrower agrees:
(a)    Term Benchmark Advances. If at any time any change in applicable law, rule or regulation or the interpretation or administration thereof by any governmental authority (including, without limitation, Regulation D of the Federal Reserve Board):
(i)    shall subject any Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) with respect to this Agreement; or
(ii)    shall impose or deem applicable or increase any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank because of any portion of the principal balance of any Advances bearing interest at a Term Benchmark and the result of any of the foregoing would be to increase the cost to that Bank of making or maintaining any such portion or to reduce any sum received or receivable by that Bank with respect to such portion;
then, within 30 days after demand by that Bank the Borrower shall pay that Bank such additional amount or amounts as will compensate that Bank for such increased cost or reduction. A certificate in reasonable detail of any Bank setting forth the basis for the determination of such additional amount or amounts shall, absent obvious error, be conclusive evidence of such amount or amounts. The Agent shall endeavor to notify the Borrower of any change in applicable laws, rules, regulations, interpretations or administrative practices that may give rise to liability under this Section, but the Agent shall have no liability to the Borrower for failure to so notify the Borrower, and the failure to give such notification shall not be a defense to the Borrower’s obligation to pay any amounts under this paragraph (a).
(b)    Capital Adequacy. If any Bank determines at any time that its Return has been reduced as a result of any Capital Adequacy Rule Change, that Bank may require the Borrower to pay it the amount necessary to restore that Bank’s Return to what it would have been had there been no Capital Adequacy Rule Change, provided that such Bank is generally charging, or intends to generally charge, such amounts to its customers that are similarly situated to the Borrower and with similar credit facilities, to the extent such Bank has the right under such similar credit facilities to do so (but such Bank shall not be required to disclose any confidential or proprietary information). For purposes of this paragraph (b), the following definitions shall apply:
(i)    “Return”, for any calendar quarter or shorter period, means the percentage determined by dividing (A) the sum of interest and ongoing fees earned by a Bank under this Agreement during such period by (B) the average capital that Bank is required to maintain during such period as a result of its being a party to this Agreement, as determined by that Bank based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.
(ii)    “Capital Adequacy Rule” means any law, rule, regulation or guideline regarding capital adequacy or liquidity that applies to any Bank, or the interpretation thereof by any governmental or regulatory authority including, without limitation, any agency of the European Union or similar monetary or multinational authority. Capital Adequacy Rules include rules requiring financial institutions to maintain total capital or liquidity in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.
(iii)    “Capital Adequacy Rule Change” means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but does not include any changes in applicable requirements that at the date hereof are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital or liquidity that any Bank is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of that Bank’s financial condition. For the avoidance of doubt, any changes resulting from requests, rules, guidelines or directives concerning capital adequacy or liquidity (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to occur after the date of this Agreement, regardless of the date enacted, adopted or issued.

(iv)    “Bank” includes (but is not limited to) the Agent, the Banks, as defined elsewhere in this Agreement, any assignee of any interest of any Bank hereunder and any holding company of any of the foregoing.
The initial notice sent by a Bank shall be sent as promptly as practicable after that Bank learns that its Return has been reduced, shall include a demand for payment of the amount necessary to restore that Bank’s Return for the quarter in which the notice is sent, shall state in reasonable detail the cause for the reduction in that Bank’s Return and that Bank’s calculation of the amount of such reduction, and shall include that Bank’s representation that it has made similar demand on one or more other commercial borrowers with revolving or term loans in excess of $500,000. Thereafter, that Bank may send a new notice during each calendar quarter setting forth the calculation of the reduced Return for that quarter and including a demand for payment of the amount necessary to restore that Bank’s Return for that quarter. A Bank’s calculation in any such notice shall be conclusive and binding absent demonstrable error.
(c)    Funding Exceptions. The Borrower shall also compensate any Bank, upon written request by that Bank (which request shall set forth the basis for requesting such amounts), for all losses and imputed costs in respect of any interest or other consideration paid by that Bank to lenders of funds borrowed by it or deposited with it to maintain any portion of the principal balance of any Advances at a Term Benchmark which that Bank sustains (i) on account of any failure of the Borrower to borrow at a Term Benchmark on a date specified therefor in a notice provided by the Borrower to the Agent under Section 4.2 of this Agreement or (ii) due to any payment or prepayment (whether pursuant to Section 5.2, 5.3, 8.2(d) or 9.2) of any Advance bearing interest at a Term Benchmark on a date other than the last day of the applicable Interest Period for such Advance. A certificate as to any such loss or cost (including calculations, in reasonable detail, showing how the applicable Bank computed such loss or cost) shall be promptly submitted by that Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Such loss or cost may be computed as though the applicable Bank acquired deposits in the applicable interbank market to fund that portion of the principal balance whether or not such Bank actually did so.
4.5    Mitigation of Yield Protection.
Each Bank hereby agrees that, commencing as promptly as practicable after it becomes aware of the occurrence of any event giving rise to the operation of Section 4.4 or Section 5.5 with respect to such Bank, such Bank will give notice thereof through the Agent to the Borrower. The Borrower may at any time, by notice through the Agent to any Bank, request that such Bank change its lending office as to any Advance or type of Advance or that it specify a new lending office with respect to its Commitment and any Advance held by it or that it rebook any such Advance with a view to avoiding or mitigating the consequences of an occurrence such as described in the preceding sentence, and such Bank will use reasonable efforts to comply with such request unless, in the opinion of such Bank, such change or specification or rebooking is, in the Bank’s good faith judgment, disadvantageous to such Bank. In addition, each Bank agrees that, except for changes or specifications or rebookings required by law or effected pursuant to the preceding sentence, if the result of any change or change of specification of lending office or rebooking would, but for this sentence, be to impose additional costs or requirements upon the Borrower pursuant to Section 4.4 or Section 5.5 (which would not be imposed absent such change or change of specification or rebooking) by reason of legal or regulatory requirements in effect at the time thereof and of which such Bank is aware at such time, then such costs or requirements shall not be imposed upon the Borrower but shall be borne by such Bank. All expenses incurred by any Bank in changing a lending office or specifying another lending office of such Bank or rebooking any Advance in response to a request from the Borrower shall be paid by the Borrower. Nothing in this Section 4.5 (including, without limitation, any failure by a Bank to give any notice contemplated in the first sentence hereof) shall limit, reduce or postpone any obligations of the Borrower under Section 4.4 or Section 5.5, including any obligations payable in respect of any period prior to the date of any change or specification of a new lending office or any rebooking of any Advance.
4.6    Alternate Rate of Interest.
(a)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.
(b)    In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)    The Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 4.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.6.
(d)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Term Benchmark Advances to be made, converted or continued, as applicable, during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (A) a Borrowing bearing interest by reference to Daily Simple SOFR so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) Floating Rate Advances if Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Advance is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Term SOFR Rate applicable to such Term Benchmark Advance, then until such time as a Benchmark Replacement is implemented pursuant to this Section 4.6, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Advance, be converted by the Agent to, and shall (x) bear interest by reference to Daily Simple SOFR so long as Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) constitute a Floating Rate Advance if Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.
As used in this Agreement:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 4.6.
“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 4.6.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
(1) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment; or
(2) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. In determining the Benchmark Replacement pursuant to clause (2) above, the Agent will consider in good faith any proposal reasonably requested by the Borrower.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(1)    for purposes of clause (1) of the definition of “Benchmark Replacement,” 0.10% (10 basis points); and
(2)    for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof), continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.6 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 4.6.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution and delivery of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Agent in its reasonable discretion.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
4.7    365/366-Day Year.
All computations of interest for Floating Rate Advances (including Floating Rate Advances determined by reference to the Term SOFR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).

5.    DISBURSEMENTS AND PAYMENTS
5.1    Requests for Borrowings.
Each Borrowing shall occur on written or telephonic request (confirmed immediately in writing by delivering to the Agent a Borrowing Request) to the Agent from a Person believed by the Agent to be an officer of or other authorized representative for the Borrower. A request for a Borrowing must be received by the Agent not later than (i) 1:00 P.M. on the day that such Borrowing is to be made in the case of a Borrowing that is to bear interest initially at the Floating Rate, or (ii) 11:00 A.M. on the day three Business Days before the Business Day which is the first day of the applicable Interest Period for such Borrowing in the case of a Borrowing that is to bear interest initially at the Adjusted Term SOFR Rate. Each Borrowing must be in an amount not less than the Borrowing Minimum or a multiple thereof and shall be made by the Appropriate Banks ratably according to their Appropriate Commitments. Each Borrowing Request shall specify (i) the requested date of such Borrowing, (ii) the Facility under which such Borrowing is being requested, (iii) whether the Advances comprising such Borrowing are to be Term Benchmark Advances, (iv) the aggregate amount of such Borrowing, and (v) in the case of a Borrowing consisting of Term Benchmark Advances, the initial Interest Period for each such Advance. Upon receipt of any such Borrowing Request, the Agent shall notify the Appropriate Banks of the intended Borrowing on the date such Borrowing Request is received by the Agent. At or before 3:00 P.M. on the date the requested Borrowing is to be made, each Appropriate Bank shall remit its Percentage of the requested Borrowing to the Agent at the applicable Agent’s Account in immediately available funds. Prior to the close of business on the day the requested Borrowing is to be made, the Agent shall disburse such funds by crediting the same to the Borrower’s demand deposit account maintained with the Agent or in such other manner as the Agent and any officer of the Borrower may agree in writing. Any Borrowing that is to initially bear interest at Term Benchmark shall also be subject to all conditions set forth in Section 4.2 hereof.
Unless the Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Agent such Bank’s ratable portion of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with this Section 5.1 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to such Advances comprising such Borrowing and (ii) in the case of such Bank, the Overnight Bank Funding Rate, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Appropriate Advance as part of such Borrowing for purposes of this Agreement. A notice of the Agent to any Bank or the Borrower with respect to any amount owing under this paragraph shall be conclusive, absent manifest error.

5.2    Payments.
(a)    Generally. The Borrower shall initiate all payments of principal, interest, fees and other payments due under this Agreement and all prepayments with respect to this Agreement to the Banks by means of payment made by the Borrower to the Agent in Dollars not later than 12:00 P.M. on the day when due in same day funds for the account of the Banks. All such payments shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff in immediately available funds. Any payment due on a day on which the Agent is not open for substantially all of its business shall be due on the next day on which the Agent is so open. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day. Absent obvious error, the records of the Agent will be conclusive evidence of the principal and accrued interest owing with respect to all Advances.
(b)    Advances: Interest Payments. Interest accruing on the Advances during any month at the Floating Rate shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and at maturity. Interest accruing on the Term Benchmark Advances shall be payable on the last day of the applicable Interest Period and at maturity and, if the applicable Interest Period has a duration of longer than three months, on the day during such Interest Period that is every three months after the first day of such Interest Period.
(c)    Advances: Principal Payment. The Borrower hereby unconditionally promises to pay to the Agent for the account of each Tranche A Bank the aggregate outstanding principal amount of the Tranche A Advances owing to such Tranche A Bank on the Maturity Date applicable to the Tranche A Facility. The Borrower hereby unconditionally promises to pay to the Agent for the account of each Tranche B Bank the aggregate outstanding principal amount of the Tranche B Advances owing to such Tranche B Bank on the Maturity Date applicable to the Tranche B Facility.
(d)    Payments by Borrower; Presumptions by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Banks hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. With respect to any payment that the Agent makes for the account of the Banks hereunder as to which the Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable

Amount”): (1) the Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the agent has for any reason otherwise erroneously made such payment; then each of the Banks severally agrees to repay to the Agent forthwith on demand the Rescindable Amount so distributed to such Bank, in immediately available funds with interest thereon (except to the extent waived in writing by the Agent), for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Bank Funding Rate. A notice of the Agent to any Bank or the Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent manifest error.
5.3    Prepayments.
(a)  Optional. The Borrower may prepay the Tranche A Advances or Tranche B Advances, as applicable, in whole at any time or from time to time in part, without penalty or premium, provided that (i) prepayment of any Bank’s Tranche A Advances or Tranche B Advances, as applicable, must be accompanied by pro rata prepayment of each other Bank’s Appropriate Advances, (ii) any partial prepayment must be in an aggregate amount not less than $5,000,000, (iii) prepayment of any principal bearing interest at the Floating Rate may be made on same Business Day’s irrevocable notice to the Agent, (iv) any prepayment of Term Benchmark Advances shall be made only on three Business Days’ irrevocable notice to the Agent and (v) prepayment of Advances must be accompanied by accrued interest on such amount prepaid through the date of prepayment and additional compensation calculated in accordance with Section 4.4(c) hereof (if applicable); provided, further, that, notwithstanding the foregoing, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.
(b)  Mandatory. In the event that the Spin-Off Effectiveness Date shall not have occurred on or prior to such date, the Borrower shall prepay on June 28, 2024 the outstanding principal amount of all Advances together with any accrued and unpaid interest to, but excluding, such date of prepayment on the aggregate principal amount of all such Advances prepaid.
5.4    Termination or Reduction of the Commitments.
(a)    The Borrower may from time to time on at least three Business Days’ prior irrevocable notice received by the Agent (which shall promptly advise each Bank thereof) terminate the Tranche A Commitments or Tranche B commitments, as applicable, of the Appropriate Banks in whole or permanently reduce the Tranche A Commitments or Tranche B commitments, as applicable, of the Appropriate Banks in part; provided that (i) [reserved], (ii) each partial reduction of the Tranche A Commitments or Tranche B commitments, as applicable, of the Appropriate Banks shall be in the minimum amount of $10,000,000 or in a multiple of $10,000,000 in excess thereof and (iii) each partial reduction of the Tranche A Commitments or Tranche B commitments, as applicable, of the Appropriate Banks shall be pro rata as to all of the Appropriate Commitments of the Appropriate Banks on the basis of the respective Percentages of the Banks; provided, further, that, notwithstanding the foregoing, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by the Borrower if such condition is not satisfied.
(b)    In the event that the Spin-Off Effectiveness Date shall not have occurred on or prior to June 28, 2024, the Commitments of the Banks, if any, shall be automatically reduced to zero on such date.
(c)    Any Commitment that has been terminated or reduced pursuant to this Section 5.4 may not be reinstated.
5.5    Taxes.
(a)    All payments made by the Borrower to the Agent or any Bank (herein any “Payee”) under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by the Borrower or such withholding agent, then:
(i)    the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay to the relevant governmental authority the full amount withheld or deducted to the extent required by and in accordance with applicable law;
(ii)    to the extent that the withholding or deduction is made on account of Indemnified Taxes, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.5), the applicable Payee receives an amount equal to the sum it would have received had no such deduction or withholding been made; and
(iii)    after any payment of Taxes by the Borrower to a governmental authority pursuant to clause (i), the Borrower shall promptly forward to the Agent (for delivery to such Payee) a receipt issued by such governmental authority evidencing such payment or other documentation reasonably satisfactory to the Agent evidencing such payment to such authority.
(b)    If any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.5) are directly asserted against any Payee, such Payee may pay such Indemnified Taxes and the Borrower promptly shall reimburse such Payee for such Indemnified Taxes paid by such Payee after written demand therefor. The Borrower shall reimburse each Payee, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.5) payable or paid by such Payee or required to be withheld or deducted from a payment to such Payee and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error. The obligations of the Borrower under this Section 5.5(b) shall survive any termination of this Agreement, the resignation or replacement of the Agent, the assignment of rights by, or the replacement of, a Bank and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(c)    Each Bank shall severally indemnify the Agent, within 30 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 11.5(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this Section 5.5(c).
(d)
(i)    Any Payee that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.5(d)(ii)(A), (B), (D) and (E) below) shall not be required if, in the Bank’s reasonable judgement, such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)    Without limiting the generality of the foregoing,
(A)    any Bank that is a U.S. Person (or, if such Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, is owned by a U.S. Person) shall deliver to the Borrower and the Agent on or prior to the date on which a Bank becomes a Bank under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 (or any successor form) certifying that such Bank (or such U.S. Person, as applicable) is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Bank shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter as required by applicable law or upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(1) in the case of a Foreign Bank (or, if such Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) eligible for the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, duly completed and executed copies of IRS From W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) duly completed and executed copies of IRS From W-8ECI with respect to such Foreign Bank (or, if a Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner);

(3) in the case of a Foreign Bank (or, if a Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a duly completed and executed certificate, in form and substance reasonably satisfactory to the Borrower and the Agent, to the effect that such Foreign Bank (or such owner, as applicable) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Sections 881(c)(3)(B) and 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4) to the extent a Foreign Bank (or, if a Foreign Bank is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such owner) is not the beneficial owner, duly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a certificate described in Section 5.5(d)(ii)(B)(3)(x), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable (and including any other information required to be provided by IRS Form W-8IMY); provided, that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide certificates described in Section 5.5(d)(ii)(B)(3)(x) on behalf of each such direct or indirect partner;
(C)    any Foreign Bank shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made;

(D)    if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine whether such Bank has complied with such Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 5.5(d)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Execution Date; and
(E)    The Agent, and any successor or supplemental Agent, shall deliver to the Borrower on or prior to the date on which the Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable requested of the Borrower) executed copies of either (A) IRS Form W-9 (or any successor form) or (B) a U.S. branch withholding certificate on IRS Form W-8IMY (or any successor form) evidencing its agreement with the Borrower to be treated as a U.S. Person (within respect to amounts received on account of any Bank) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Borrower will be entitled to make payments hereunder to the Agent without withholding or deduction on account of U.S. federal withholding Tax.
(iii)    Each Payee agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly (A) update such form or certification or (B) notify the Borrower and the Agent in writing that (1) such form or certification has expired or has become obsolete or inaccurate and (2) such Payee is legally ineligible to update such form or certification. Notwithstanding any other provision of this paragraph, a Foreign Bank shall not be required to deliver any form pursuant to this paragraph that such Foreign Bank is not legally eligible to deliver.
(e)    If any Payee determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.5 (including by the payment of additional amounts pursuant to this

Section 5.5), then such Payee shall pay an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.5 with respect to the Taxes giving rise to such refund) to the Borrower, net of all reasonable, documented, out-of-pocket expenses (including Taxes) of such Payee and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, however, that if such Payee is required to repay such refund to such governmental authority, upon the request of such Payee, the Borrower shall promptly remit to such Payee the amount paid to the Borrower pursuant to this Section 5.5(e) (plus any penalties, interest, or other charges imposed by the relevant governmental authority). Notwithstanding anything to the contrary in this paragraph (e), in no event will the Payee be required to pay any amount to the Borrower pursuant to this paragraph (e) the payment of which would place the Payee in a less favorable net after-Tax position than the Payee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Payee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(f)    For purposes of this Section 5.5, the term “applicable law” includes FATCA.
5.6    Judgment Currency.
If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due under this Agreement in Dollars or any alternative currency (the “Specified Currency”) into another currency (the “Judgment Currency”), the rate of exchange which shall be applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase the Specified Currency with the amount of the Judgment Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower with respect to any such sum due from it to the Agent or any Bank (each, an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due under this Agreement in the Judgment Currency, such Entitled Person may, in accordance with normal banking procedures, purchase and transfer to the required location of payment the Specified Currency with the amount of the Judgment Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the applicable Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred on that Business Day.

5.7    Defaulting Banks.
Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Bank pursuant to Section 3.1; and
(b)    the Credit Exposure of such Defaulting Bank shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.4); provided, that this clause (b) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby.
In the event that the Agent and the Borrower each agrees that a Defaulting Bank has adequately remedied all matters that caused such Bank to be a Defaulting Bank, then such Bank shall purchase at par such of the Advances of the other Banks as the Agent shall determine may be necessary in order for such Bank to hold such Advances in accordance with its Percentage.
5.8    Replacement of Banks.
If any Bank becomes a Defaulting Bank or if any Bank requests compensation under Section 4.4 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any governmental authority for the account of any Bank pursuant to Section 5.5, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.5), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.4 or payments required to be made pursuant to Section 5.5, such assignment will result in a reduction in such compensation or payments, and (iv) such assignment does not conflict with applicable laws. A Bank shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (a) an assignment required pursuant to this Section 5.8 may be effected pursuant to an Assignment Certificate executed and delivered by the Borrower, the Agent and the assignee and (b) the Bank required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Bank, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
6.    CONDITIONS PRECEDENT
6.1    Conditions Precedent to Effectiveness.
On or before the date hereof, the Borrower shall deliver to the Agent the following documents, properly executed and in form and content acceptable to the Agent and the Banks:
(a)    a Note, substantially in the form of Exhibit A, to the order of the applicable Banks (to the extent requested by any such Bank pursuant to Section 2.4), at least three (3) Business Days prior to the Execution Date.
(b)
(i)    a certified copy of resolutions or similar authorizing documentation of the governing body of each of the Borrower and the Guarantor authorizing the execution and delivery of Loan Documents to which such Person is a party.
(ii)    a certificate of an officer of the Borrower and a certificate of the corporate secretary of the Guarantor, each, as to the incumbency and signatures of the officers of such Person signing the Loan Documents to which it is a party.
(c)
(i)    a certified copy of the certificate of incorporation and bylaws of each of the Borrower and the Guarantor.
(ii)    Certificates of Good Standing issued by the Secretary of the State of the Delaware in respect of each of the Borrower and the Guarantor, each, dated not more than 30 days prior to the date hereof.
(d)    an opinion of counsel to the Borrower and the Guarantor, opining as to the due authorization, execution, delivery and enforceability of, in the case of the Borrower, this Agreement, and, in the case of the Guarantor, the Guaranty, and such other customary matters as the Agent may reasonably require.
(e)    at least three (3) Business Days prior to the Execution Date, all documentation and other information regarding the Borrower and the Guarantor requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower or the Guarantor at least ten (10) Business Days prior to the Execution Date.

(f)    at least five days prior to the Execution Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver a Beneficial Ownership Certification.
(g)    the Agent shall have received all fees and other amounts due and payable on or prior to the Execution Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

For purposes of determining compliance with the conditions of this Section 6.1, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Banks unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Bank prior to the date hereof, specifying its objection thereto.
6.2    Conditions Precedent to Each Advance.
The obligation of each Bank to make any Advance hereunder shall be subject solely to the satisfaction of the following conditions precedent (and any request for an Advance shall be deemed a representation and warranty by the Borrower that each of the following conditions precedent has been satisfied as of the date of such Advance):
(a)    the representations and warranties contained in this Agreement (other than the representations and warranties in clauses (d), (e) and (g) of Section 7) and prior to the termination thereof in accordance with its terms, the Guaranty, shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) on the date of such Advance as though made on and as of such date (except to the extent that any such representation or warranty is expressly stated to have been made as of a specific date, then such representation or warranty shall be true and correct in all material respects (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties shall be true and correct in all respects) as of such specific date); and
(b)    no Default or Event of Default shall have occurred and be continuing.
7.    REPRESENTATIONS AND WARRANTIES
To induce the Agent and the Banks to enter into this Agreement, the Borrower makes the following representations and warranties:
(a)    Organizational Status. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)    Authorization. The execution, delivery and performance of the applicable Loan Documents by the Borrower are within the Borrower’s powers, have been duly authorized by all necessary action by the Borrower, and do not conflict with (i) the articles or bylaws (or analogous documents) of the Borrower, (ii) any agreement by which the Borrower is bound or (iii) any applicable law or regulation or any court, administrative or other ruling, in each case, by which the Borrower is bound, except to the extent that any such conflict referred to in the foregoing clauses (ii) or (iii) would not reasonably be expected to have a Material Adverse Effect.
(c)    Financial Reports. The Borrower has provided the Banks with its annual audited financial statement as of December 31, 2022 and unaudited financial statement for the Fiscal Quarter ended as of September 30, 2023; provided that such financial statements shall be deemed to have been so provided if such financial statements shall be available on the website of the Securities and Exchange Commission (“SEC”) at http://www.sec.gov. Such financial statements fairly represent in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of their date and were prepared in accordance with GAAP (except as otherwise expressly noted therein).
(d)    Material Adverse Change. Except as disclosed in the Draft Form 10, since December 31, 2022, there has occurred no event or circumstance that would reasonably be expected to have individually or in the aggregate a material adverse effect on the consolidated financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.
(e)    Litigation. Except as disclosed in the Draft Form 10, there are no legal or governmental proceedings pending or, to the best of the Borrower’s knowledge, threatened before any court, governmental agency or arbitrator, by which the Borrower is or may be bound, which, if determined adversely to the Borrower, would reasonably be expected to have individually or in the aggregate a material adverse effect on the consolidated financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.
(f)    ERISA. The Borrower is in compliance with ERISA, except to the extent any such noncompliance would not reasonably be expected to have a Material Adverse Effect.
(g)    Environmental Matters. Except as disclosed in the Draft Form 10, to the best of the Borrower’s knowledge, the Borrower has not incurred, directly or indirectly, any contingent liability in connection with (i) the release of any toxic or hazardous waste or substance into the environment or (ii) noncompliance with applicable environmental, health and safety statutes and regulations, in each case, which would reasonably be expected to have a Material Adverse Effect.
(h)    Legal Agreements. This Agreement and the other Loan Documents to which the Borrower is a party constitute the legal, valid and binding obligations and agreements of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(i)    Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). After application of the proceeds of each Advance, not more than 25 percent of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries, on a consolidated basis, subject to any provision of this Agreement under which the sale, pledge or disposition of assets is restricted, will consist of margin stock.
(j)    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees, in all material respects with Anti-Corruption Laws and applicable Sanctions. The Borrower, its Subsidiaries, and to the knowledge of the Borrower, its directors, officers and employees when acting on behalf of the Borrower and its Subsidiaries, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions. None of the Borrower or any Subsidiary is a Sanctioned Person. No use of proceeds of any Borrowing will directly or, to the Borrower’s knowledge, indirectly constitute (i) a violation of the FCPA, (ii) a violation of the Bribery Act, or (iii) a material violation of any other Anti-Corruption Laws or applicable Sanctions.
(k)    Affected Financial Institution. The Borrower is not an Affected Financial Institution.
Each request for a Borrowing under this Agreement constitutes a reaffirmation of these representations and warranties (other than, in the case of any Borrowing, the representations and warranties in clauses (d), (e) and (g) of this Section 7) as of the date of such Borrowing.
8.    COVENANTS.
From the date hereof through the Commitment Termination Date, and thereafter until the Advances are paid in full, unless the Required Banks (or the Agent, with the consent of the Required Banks) shall otherwise agree in writing, the Borrower shall do the following:
8.1    Financial Information.
The Borrower shall deliver to the Agent:
(a)    Annual Financial Statements. Within 100 days of the end of each fiscal year of the Borrower, the Borrower’s consolidated annual financial statements, together with an audit report certified by independent certified public accountants of recognized standing, whose opinion shall not be qualified as to the scope of the audit or as to the status of the Borrower and the Consolidated Subsidiaries as a going concern.

(b)    Interim Financial Statements. Within 60 days of the end of each of the first three Fiscal Quarters of each fiscal year of the Borrower, the Borrower’s unaudited interim financial statements. These statements will be prepared on a consolidated basis and in accordance with GAAP (subject to the absence of footnotes and to normal year-end audit adjustments). These statements will include a statement of cash flows.
(c)    Compliance Certificate. Concurrent with delivery of the financial statements required above, a compliance certificate, substantially in the form of Exhibit B attached hereto, signed by an officer of the Borrower.
(d)    Notices. Promptly upon obtaining knowledge of the same, written notice of any Default or Event of Default.
(e)    Additional Information. Promptly following any written request therefor, such other information as the Agent or any Bank (through the Agent) may reasonably request.
Information required to be delivered pursuant to subsections (a) and (b) of this Section 8.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy or registration statements containing such information, shall have been posted and be available on the website of the SEC at http://www.sec.gov. The Borrower hereby acknowledges that (a) the Agent will make available to the Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Bank”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the arrangers and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.17); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC”.

8.2    Covenants.
The Borrower shall:
(a)    Negative Pledge. Not, and shall not permit any Principal Domestic Subsidiary to, create, assume or suffer to exist any Lien on any Restricted Property now owned or hereafter acquired by it, except:
(i)    any Lien which is existing on the Execution Date on Restricted Property and, in the case of any Lien exceeding $50,000,000, is set forth in Schedule 8.2; and, if any property owned or leased by the Borrower or by a present Principal Domestic Subsidiary at any time after the Execution Date becomes Restricted Property, any Liens existing on the Execution Date on such property securing the Debt or other obligation then secured or evidenced thereby;
(ii)    any Lien existing on any Restricted Property of any Person at the time such Person becomes a Principal Domestic Subsidiary and not created in contemplation of such event;
(iii)    any Lien on any Restricted Property acquired or constructed by the Borrower or a Principal Domestic Subsidiary after the date of this Agreement, which is placed on such Restricted Property at the time of or within 180 days after the acquisition thereof or prior to, at the time of or within 180 days after completion of construction thereof to secure all or a portion of the price of such acquisition or construction or funds borrowed to pay all or a portion of the price of such acquisition or construction;
(iv)    any Lien on any Restricted Property of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Principal Domestic Subsidiary and not created in contemplation of such event;
(v)    any Lien existing on any Restricted Property prior to the acquisition thereof by the Borrower or a Principal Domestic Subsidiary and not created in contemplation of such acquisition;
(vi)    Liens imposed by any governmental authority for taxes, assessments, governmental charges, duties or levies not yet due or which are being contested in good faith and by appropriate proceedings; provided adequate reserves with respect thereto are maintained on the books of the Borrower and its Consolidated Subsidiaries in accordance with GAAP;
(vii)    Customary Permitted Liens;
(viii)    any other Lien on Restricted Property if, at the time such Lien is created, assumed or suffered to exist, and after giving effect thereto and to any Debt secured or evidenced thereby, the aggregate amount of all outstanding Debt of the Borrower and its Principal Domestic Subsidiaries secured or evidenced by

Liens on Restricted Property which are created, assumed or suffered to exist pursuant to this clause (viii) shall not exceed the greater of (A) 15% of Consolidated Net Tangible Assets at the last day of the most recently ended Fiscal Quarter and (B) $500,000,000; and
(ix)    any Lien arising out of the refinancing, extension, renewal, replacement or refunding of any Debt or other obligation secured by any Lien permitted by any of the foregoing clauses of this Section; provided that the principal amount of such Debt or other obligation is not increased (except to the extent of any fees, premiums or other costs associated with any such refinancing, extension, renewal, replacement or refunding) and is not secured by any additional Restricted Property (other than (a)(x) improvements on the property originally subject to the Lien, (y) after-acquired property that is affixed or incorporated into the property covered by such Lien and (z) in the case of Liens originally permitted by Section 8.2(a)(ii) or (iv), after-acquired property of the applicable Principal Domestic Subsidiary to the extent the security agreements in place at the time of the acquisition of such Principal Domestic Subsidiary required the grant of such Lien in after-acquired property, and (b) proceeds and products thereof).
(b)    Taxes. Pay, discharge or otherwise satisfy when due and payable, all taxes, assessments and governmental charges levied or imposed upon the Borrower; provided, however, the Borrower shall not be required to pay, discharge or otherwise satisfy any such taxes, assessments or governmental charges (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings, (ii) where reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or (iii) to the extent that the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(c)    Insurance. Maintain insurance in amounts and covering such risks as is usually carried by Persons engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates. Such insurance shall either be maintained by the Borrower through self-insurance, through captive insurance companies or by insurance issued by responsible and reputable insurance companies.
(d)    Merger. Refrain from being acquired by any other entity and refrain from transferring all or substantially all of its assets to, or consolidating, merging or otherwise combining with, any other entity where the Borrower is not the surviving entity; provided, further, that the Borrower’s failure to comply with the requirements of this Section 8.2(d) shall not constitute an Event of Default under Section 9.1(f) of this Agreement, but instead shall give the Required Banks the right, by written notice to the Borrower, to demand payment of unpaid principal, accrued interest and all other amounts payable under this Agreement and to terminate the Commitments, with such demand and termination to be effective thirty calendar days’ following such written notice from the Required Banks to the Borrower.
(e)    Maintenance of Properties. Make all repairs, renewals or replacements necessary to keep its plant, properties and equipment in good working condition, except to the extent that the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 8.2(e) shall prevent the Borrower from discontinuing the operation or maintenance of such plant, properties or equipment if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business.
(f)    Books and Records. Maintain adequate books and records to permit the preparation of financial statements in accordance with GAAP.
(g)    Compliance with Laws. Comply with all material laws and regulations applicable to its business, except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(h)    Preservation of Rights. Maintain and preserve its organizational existence and all material rights, privileges, charters and franchises it now has; provided, however, that the Borrower may consummate any transaction permitted under Section 8.2(d); provided, further, that the Borrower shall not be required to preserve any such right, privilege, charter or franchise if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower.
(i)    Inspection. Upon reasonable notice by the Agent to the Borrower, permit the Agent, subject to applicable law and third party confidentiality agreements entered into by the Borrower in the ordinary course of business, to visit and inspect the Borrower’s properties and examine its books and records to the extent the Agent determines in its reasonable discretion that such inspection and examination is necessary for the Agent to observe and monitor the Borrower’s financial performance and financial condition and to assure the Borrower’s compliance with its obligations under this Agreement; provided that, so long as no Default or Event of Default shall have occurred and be continuing, such inspections shall be limited to once per calendar year.
(j)    Use of Proceeds. Use the proceeds of the Advances solely for the Borrower’s general corporate purposes (including, without limitation, the payment of Transaction Costs and to fund a portion of the SpinCo Cash Transfer); provided, however, that the Borrower shall not directly or, to the knowledge of the Borrower, indirectly use the proceeds of any Borrowing (A) in furtherance of a corrupt offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in a manner which constitutes

(1) a violation of the FCPA, (2) a violation of the Bribery Act, or (3) a material violation of any other Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent licensed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or otherwise authorized under the U.S. law, or (C) in any manner that would result in a material violation of any Sanctions applicable to the Borrower.
(k)    Leverage Ratio. As of the last day of each full Fiscal Quarter commencing with the first full Fiscal Quarter ended after the Spin-Off Effectiveness Date, maintain its Leverage Ratio (x) as of the last day of each full Fiscal Quarter occurring during the first four full Fiscal Quarters following the Spin-Off Effectiveness Date, at not greater than 4.75 to 1.00, (y) as of the end of each of the eight full Fiscal Quarters occurring immediately thereafter, at not greater than 4.25 to 1.00, and (z) as of the last day of each full Fiscal Quarter occurring thereafter, at not greater than 4.00 to 1.00; provided that, at the election of the Borrower exercised by written notice to the Agent delivered at any time prior to the date that is 30 days following consummation of any Material Acquisition, the maximum permitted Leverage Ratio shall be increased by 0.50:1.00 above the otherwise-applicable maximum permitted Leverage Ratio with respect to the last day of the Fiscal Quarter during which such Material Acquisition shall have been consummated and the last day of each of the immediately following three consecutive Fiscal Quarters; provided, further that (i) there shall be at least two consecutive Fiscal Quarters between such elections during which time no increase to the maximum permitted Leverage Ratio shall be in effect, and (ii) notwithstanding anything to the contrary in the foregoing, in no event shall the Leverage Ratio be permitted to exceed 4.75:1.00.
(l)    Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees in all material respects with Anti-Corruption Laws and applicable Sanctions.
(m)    Form 10. Publicly file with the SEC the Public Form 10, which shall not include any material modifications from the Draft Form 10 that would (when taken as a whole) be materially less favorable to the Banks (in their capacities as such) when compared to (i) the Draft Form 10 and (ii) all other financial information provided by the Guarantor or the Borrower to the Banks prior to the date hereof in connection with this Agreement and the Commitments, taken as a whole.
9.    EVENTS OF DEFAULT AND REMEDIES.
9.1    Default.
As used herein, “Event of Default” means any of the following:

(a)    Default in the payment when due of any principal due with respect to any of the Advances and the continuance of such default for one (1) Business Day.
(b)    Default in the payment when due of any interest, fees, costs, expenses or other payments required to be paid by the Borrower under this Agreement and the continuance of such default for five (5) Business Days.
(c)    [Reserved].
(d)    Default in the observance or performance of any covenant or agreement contained in Section 8.1(d), 8.2(a), 8.2(h) (as to existence), 8.2(k) or (solely at any time prior to the Spin-Off Effectiveness Date) 8.2(m) of this Agreement.
(e)    Default in the observance or performance of any covenant or agreement contained in Section 8.1 (other than Section 8.1(d)) or Section 8.2(j) of this Agreement and continuance of such default for thirty (30) calendar days.
(f)    Default in the observance or performance of any covenant or agreement contained in the Loan Documents (other than a covenant or agreement a default in whose performance is elsewhere in this Section 9.1 specifically dealt with) and continuance for more than thirty (30) calendar days after the earlier of the Borrower’s knowledge thereof and written notice thereof from the Agent to the Borrower.
(g)    Default in the payment of any indebtedness for borrowed money of the Borrower when due (after giving effect to the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness for borrowed money) or, if payable on demand, on demand, in each case if the outstanding principal balance of all such indebtedness for borrowed money in default at any one time exceeds $400,000,000.
(h)    Any representation or warranty made or deemed made by the Borrower hereunder or under any other Loan Document or by the Guarantor under the Guaranty, in each case, to the Agent or the Banks proves to be untrue in any material respect when made or deemed made.
(i)    The rendering against the Borrower of any judgment, decree or order for the payment of money in an aggregate amount in excess of $400,000,000 (excluding any portion of such judgment, decree or order which is insured by an unrelated third-party insurer which has not objected to or denied coverage), and either (i) enforcement proceedings upon such judgment, decree or order shall have been commenced by any creditor (and shall not have been stayed) or (ii) within ninety (90) calendar days after the entry, issue, or levy thereof, or due date therefor, as applicable, such judgment, decree or order has not been paid or discharged or stayed pending appeal or otherwise.

(j)    With or without the Borrower’s consent, a custodian, trustee or receiver shall be appointed for a substantial part of the properties of the Borrower (and such appointment, if made without the Borrower’s consent, continues undismissed or unstayed for a period of sixty (60) calendar days), or a petition shall be filed by or against the Borrower under the United States Bankruptcy Code or any similar comprehensive bankruptcy or insolvency law, whether domestic or foreign and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of sixty (60) calendar days.
(k)    At any time prior to the termination of the Guaranty in accordance with its terms:
(i)    the Guaranty for any reason ceases to be in full force and effect, or the Borrower or the Guarantor contests in writing the validity or the enforceability of the Guaranty or denies in writing that the Guarantor has any liability or obligation under the Guaranty; or
(ii)    an “Event of Default” under, and as defined in, the 3M Credit Agreement shall have occurred.
9.2    Remedies.
Upon the occurrence of any one or more Events of Default, or at any time thereafter, the Agent may, with the consent of the Required Banks, and shall, upon request of the Required Banks:
(a)    terminate the Commitments;
(b)    declare the unpaid principal, accrued interest and all other amounts payable under this Agreement to be immediately due and payable; and/or
(c)    exercise any or all remedies available to the Agent or the Banks under the other Loan Documents or otherwise available by law or agreement.
Notwithstanding the foregoing, upon the occurrence of an Event of Default under paragraph 10.1(j), the Commitments shall immediately terminate and the unpaid principal, accrued interest and all other amounts payable under this Agreement will become immediately due and payable.
9.3    Setoff.
Each Bank and each of its Affiliates may, upon the occurrence of an Event of Default or at any time thereafter, without prior notice to the Borrower, set off and apply any and all deposits held by, and other indebtedness owing by, such Bank or such Affiliate to or for the credit or the account of the Borrower against any and all obligations owing to such Bank or such Affiliate hereunder, whether now or hereafter existing, whether or not the Agent or such Bank or such Affiliate has made demand under this Agreement or any Loan Document and whether such obligations may be contingent or unmatured. Such right shall be in addition to and not in lieu of any other rights and remedies available to the Agent or the Banks or its Affiliates under the other

Loan Documents or otherwise available by law or agreement. Each Bank will endeavor to notify the Borrower and the Agent promptly after any such setoff made by such Bank or such Affiliate; provided, however, that the failure to give such notice shall not affect the validity of such setoff or any application of funds realized by such setoff. Each Bank shall have the obligations, if any, specified in Section 11.2 with respect to any amounts obtained pursuant to this Section 9.3.
10.    AGENCY
10.1    Authorization.
(a)    Each Bank irrevocably appoints and authorizes the Agent to act on behalf of such Bank to the extent provided herein or in any document or instrument delivered hereunder or in connection herewith, and to take such other action as may be reasonably incidental thereto.
(b)    As to any matters not expressly provided for by this Agreement or the other Loan Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks, and, unless and until revoked in writing, such instructions shall be binding upon all Banks; provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to liability unless the Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Agent may seek clarification or direction from the Required Banks prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)    In performing its functions and duties hereunder and under the other Loan Documents, the Agent is acting solely on behalf of the Banks, and its duties are entirely mechanical and administrative in nature. The motivations of the Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i)    the Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Bank agrees that it will not assert any claim against the Agent based on an alleged breach of fiduciary duty by the Agent in connection with this Agreement and/or the transactions contemplated hereby; and
(ii)    nothing in this Agreement or any Loan Document shall require the Agent to account to any Bank for any sum or the profit element of any sum received by the Agent for its own account.
(d)    In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Agent (including any claim under Sections 3, 4.1, 4.3, 4.4(b) 5.5 and 11.9) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks, to pay to the Agent any amount due to it, in its capacity as the Agent, under the Loan Documents (including under Section 11.9). Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the obligations under the Loan Documents or the rights of any Bank or to authorize the Agent to vote in respect of the claim of any Bank in any such proceeding.
(e)    The provisions of this Section 10 are solely for the benefit of the Agent and the Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Section 10 and as set forth in Section 10.2(b) and Section 10.8, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
10.2    Distribution of Payments and Proceeds.
(a)    After deduction of any costs of collection as hereinafter provided in Section 10.3, any fees specified herein or in any Fee Letter, and any servicing fee provided in any agreement between the Agent and the applicable Bank, the Agent shall remit to each Bank that Bank’s Percentage of all payments of principal, interest, fees and other payments that are received by the Agent under the Loan Documents. Each Bank’s interest in the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Agent under the Loan Documents; and the Agent’s only liability to the Banks hereunder shall be to account for each Bank’s Percentage of such payments, collections and proceeds in accordance with this Agreement. If the Agent is ever required for any reason to refund any such payments, collections or proceeds, each Bank will refund to the Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Agent in connection with such refund. The Agent may, in its sole discretion, make payment to the Banks in anticipation of receipt of payment from the Borrower. If the Agent fails to receive any such anticipated payment from the Borrower, each Bank shall promptly refund to the Agent, upon demand, any such payment made to it in anticipation of payment from the Borrower, together with interest for each day on such amount until so refunded at a rate equal to the Overnight Bank Funding Rate, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing.
(b)    Notwithstanding the foregoing, if any Bank has wrongfully refused to fund its Percentage of any Borrowing or other advance as required hereunder, or if the principal balance of any Bank’s Advances is for any other reason less than its Percentage of the aggregate principal balances of the Advances, the Agent may remit all payments received by it to the other Banks until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount owing to such Bank hereunder is equal to its Percentage of the aggregate amount owing to all of the Banks hereunder. The provisions of this paragraph are intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Bank has breached its obligations hereunder and shall not be deemed to excuse any Bank from such obligations.
10.3    Expenses.
All payments, collections and proceeds received or effected by the Agent may be applied, first, to pay or reimburse the Agent (in its capacity as Agent) for all reasonable and documented costs, expenses, damages and liabilities at any time incurred by or imposed upon the Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable and documented attorney’s fees, foreclosure expenses and advances made to protect the security of any collateral), except to the extent that the Agent shall have previously received reimbursement of such costs, expenses, damages or liabilities from the Borrower. If the Agent does not receive payments, collections or proceeds sufficient to cover any such costs, expenses, damages or liabilities within five (5) calendar days after their incurrence or imposition, each Bank shall, upon demand, remit to the Agent its Percentage of the difference between (i) such costs, expenses, damages and liabilities, and (ii) such payments, collections and proceeds; provided, however, that no Bank shall be liable for any portion of such costs, expenses, damages and liabilities resulting from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment.
10.4    Indemnification.
Each Bank severally (but not jointly) hereby agrees to indemnify and hold harmless the Agent (in its capacity as Agent, to the extent not reimbursed by the Borrower), as well as the Agent’s Related Parties, ratably according to the respective Percentages of each of the Banks from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses (including reasonable and documented attorneys’ fees and expenses) of any kind or nature whatsoever, which are imposed on, incurred by, or asserted against the Agent or its Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents, or as a result of any action taken or omitted to be taken by the Agent; provided, however, that no Bank shall be liable for any portion of any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs, disbursements, or expenses resulting from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final non-appealable judgment. Notwithstanding any other provisions of this Agreement or the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Banks against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
10.5    Exculpation of the Agent by the Banks.
The Agent shall be entitled to rely upon advice of counsel concerning legal matters, and upon any writing which it believes to be genuine or to have been presented by a proper Person. Neither the Agent nor any of its directors, officers, employees or agents shall (a) be responsible to any of the Banks for any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of this Agreement, any Loan Document, or any other instrument or document delivered hereunder or in connection herewith, (b) be responsible to any of the Banks for the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any collateral security, (c) be under any duty to any of the Banks to inquire into or pass upon any of the foregoing matters, or to make any inquiry concerning the performance by the Borrower or any other obligor of its obligations, or (d) in any event, be liable to any of the Banks for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment.
10.6    Agent and Affiliates.
The Agent shall have the same rights, powers and obligations hereunder in its individual capacity as any other Bank, and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from and generally engage in any kind of business with the Borrower as fully as if the Agent were not the Agent hereunder.
10.7    Acknowledgements of Banks.
(a)    Each Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Bank, it is engaged in making, acquiring or holding commercial loans set forth herein as may be applicable to such Bank in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Agent, any arranger, or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Advances hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans set forth herein, as may be applicable to such Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, any arranger or any other Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)    Each Bank, by delivering its signature page to this Agreement on the Execution Date, or delivering its signature page to an Assignment Certificate or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Agent or the Banks on the Execution Date.
(c)    Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Bank, whether or not in respect of any obligation under any of the Loan Documents due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Bank receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Bank in immediately available funds in Dollars, with interest thereon (except to the extent waived in writing by the Agent), for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Overnight Bank Funding Rate. Each Bank irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Bank promptly upon determining that any payment made to such Bank comprised, in whole or in part, a Rescindable Amount.
10.8    Resignation.
(a)    The Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Banks, whether or not a successor Agent has been appointed. In the event of any resignation of the Agent, the Required Banks shall, in consultation with the Borrower, as promptly as practicable appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the resigning Agent’s giving of notice of resignation, then the resigning Agent may, on behalf of the Banks and, in consultation with the Borrower, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request and the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any resignation pursuant to this Section, the provisions of this Section shall inure to the benefit of the successor Agent as to any actions taken or omitted to be taken by it while it is an Agent hereunder and to the retiring Agent as to any actions taken or omitted to be taken by it while it was an Agent hereunder. Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.
(b)    Notwithstanding paragraph (a) of this Section, in the event no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Banks shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Agent for the account of any Person other than the Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Agent shall directly be given or made to each Bank.
(c)    If the Person serving as Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, by notice in writing to the Borrower and such Person, remove such Person as Agent. In connection therewith, the Required Banks, so long as no Event of Default shall have occurred and be continuing, in consultation with the Borrower, shall appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment on or prior to the date that is 30 days following the date such Person became a Defaulting Bank (or such earlier day as shall be agreed by the Required Banks), then such removal shall nonetheless become effective on such date.

(d)    Following the effectiveness of the Agent’s resignation from its capacity as such, the provisions of this Section 10 and Section 11.9, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
10.9    Syndication Agent and Documentation Agent.
The Banks identified on the title page as “Syndication Agent” and “Documentation Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document other than those applicable to all Banks as such. Each Bank acknowledges that it has not relied, and will not rely, on any Bank so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.
10.10    Delegation of Duties.
The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The exculpatory provisions of this Section 10 shall apply to any such sub-agent. The Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
10.11    Bank ERISA Representation.
(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,

(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Bank.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

As used in this Section:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

10.12    Agent’s Reliance, Limitation of Liability, Etc.
(a)    Neither the Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by the Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) and, with respect to the Borrower only, subject to Section 11.9(c) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.
(b)    The Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 8.1(d) unless and until written notice thereof stating that it is a “notice under Section 8.1(d)” in respect of this Agreement and identifying the specific clause under said Section is given to the Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Agent by the Borrower or a Bank. Further, the Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 6 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent. Notwithstanding anything herein to the contrary, the Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by the Borrower, any Subsidiary or any Bank as a result of, any determination of the Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Bank.
(c)    Without limiting the foregoing, the Agent (i) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 11.5, (ii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (iv) in determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Bank, may presume that such condition is satisfactory to such Bank unless the Agent shall have received notice to the contrary from such Bank sufficiently in advance of the making of such Advance and (v) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
11.    MISCELLANEOUS.
11.1    Notices.
(a)    Except as otherwise specified herein, all notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by registered mail, postage prepaid, or (iii) transmitted by telecopy or email, as follows:
(i)    if to the Borrower, to it at:
3M Health Care Company
3M Center, Building 275
2510 Conway Avenue East
Maplewood, MN 55144
Attention: General Counsel & Corporate Secretary
With a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street | New York, NY 10019
Attention: Michael S. Benn
Email: MSBenn@wlrk.com
(ii)    if to the Agent, to it at:
For Borrowing & Payment notices
Bank of America, N.A.
7105 Corporate Drive, Building B
TX12-981-02-29
Plano, TX 75024
Attn: Dean Cassin
E-mail: dean.cassin@bofa.com

For financial statements and other notices to the Agent:
Bank of America, N.A.
555 California Street, 11th Floor
CA5-705-11-03
San Francisco, CA 94104
E-mail: liliana.claar@bofa.com; and
(iii)    if to any other Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;
or, as to each party, at such other address or telecopier number as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section. All such notices or other communications shall be deemed to have been given (i) on the date received if delivered personally, (ii) on the date of posting if delivered by mail, or (iii) upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), if delivered by email, or (iv) when sent, if delivered by telecopy (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). All communications required hereunder to be delivered by e-mail shall be transmitted to the applicable e-mail address set forth above, or, as to each party, at such other e-mail address as may hereafter be designated in a notice by that party to the other party complying with the terms of this Section.
(b)    The Borrower agrees that the Agent may make written information, documents, instruments and other material relating to the Borrower, any of its subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Banks by posting such Communications on the Platform. Each of the Banks and the Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Banks and the Borrower hereby approves distribution of the Communications through the Platform and understands and assumes the risks of such distribution. THE PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND (WHETHER IN TORT, CONTRACT OR

OTHERWISE) ARISING OUT OF THE BORROWER OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE PLATFORM, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).
(c)    Each Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Bank for purposes of this Agreement; provided that if requested by any Bank the Agent shall deliver a copy of the Communications to such Bank by email or telecopier. Each Bank agrees (i) to notify the Agent in writing of such Bank’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Bank) and (ii) that any Notice agreed by such Bank to be deliverable by email may be sent to such e-mail address.
(d)    Each of the Banks and the Borrower agrees that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Agent’s generally applicable document retention procedures and policies.
(e)    Nothing herein shall prejudice the right of the Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
11.2    Sharing of Payments.
If any Bank shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of or interest on any Advances other than through distributions made in accordance with Section 10.2, such Bank shall promptly give notice of such fact to the Agent and shall purchase from the other Banks such participations in the Appropriate Advances as shall be necessary to cause the purchasing Bank to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and the purchasing Bank restored to the extent of such recovery (but without interest thereon). The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 11.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

11.3    No Waiver; Cumulative Remedies; Enforcement.
No failure or delay by the Agent or any Bank in exercising any rights under this Agreement shall be deemed a waiver of those rights. The remedies provided for in the Agreement are cumulative and not exclusive of any remedies provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower, the Guarantor or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 9.2 for the benefit of all the Banks; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Banks from exercising setoff rights in accordance with Section 9.3 (subject to the terms of Section 11.2), or (c) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or the Guarantor under any debtor relief law; provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Banks shall have the rights otherwise ascribed to the Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 11.2, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.
11.4    Amendments, Etc.
(a)    Any amendment, modification, termination, or waiver of any provision of this Agreement must be in writing and signed by the Agent with the approval of the Required Banks (or such other number of Banks, if any, as may be required hereunder for such amendment, modification, termination or waiver). Notwithstanding the foregoing (i) any modification of the type described in clause (b) of this Section 11.4 shall be effective only if signed by each Bank or each affected Bank, as applicable, and (ii) any amendment, modification, termination, or waiver of Section 11.16 shall be effective only if signed by each Bank that is an Affected Financial Institution.
(b)    Notwithstanding any other provision of this Agreement, the Agent shall not have the power, (i) without the written consent of each affected Bank, to (w) forgive or reduce any indebtedness of the Borrower arising under this Agreement, (x) agree to reduce the rate of interest or fees charged under this Agreement except as expressly provided in this Agreement, (y) agree to extend the due date for payment of principal, interest, fees or any other amount due under this Agreement, or (z) extend the Commitment Termination Date, (ii) without the written consent of all of the Banks, to (v) amend the definition of “Required Banks,” (w) amend this Section 11.4 or Section 11.5(a) of this Agreement, or any provision herein providing for consent or other action by all Banks, (x) amend any provision for the pro rata treatment of the Banks with respect to the sharing of payments of principal or interest or the making of Advances, (y) release the Borrower from personal liability on account of its obligations hereunder, or (z)

release the Guarantor from any personal liability under the Guaranty (other than in accordance with the express terms of the Loan Documents).
11.5    Binding Effect: Assignments and Participations.
(a)    This Agreement is binding on the Borrower, the Agent and the Banks and their successors and assigns. The Borrower may not assign its rights hereunder without the prior written consent of all of the Banks.
(b)    Participations. Any Bank may, at its option, sell one or more participations in that Bank’s Advances to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Bank or the Borrower or the Guarantor or any of the Affiliates or Subsidiaries Borrower or the Guarantor); provided, however, (i) no such participation shall relieve any Bank of its obligations under this Agreement and the other Loan Documents, including, without limitation, its obligation to make Advances hereunder on the terms and subject to the conditions set forth herein, (ii) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank granting any such participation in connection with such Bank’s rights and obligations under this Agreement and the other Loan Documents, and (iii) no such participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or the other Loan Documents, or to consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances in which such participant has such participation, or any fees or other amounts payable hereunder if such participant participates therein, or would postpone any date fixed for any payment of principal of, or interest on, the Advances in which such participant has such participation, or any fees or other amounts payable hereunder if such participant participates therein. Except as set forth in (iii) above, no holder of any such participation shall be entitled to require the Bank granting such participation to take or omit to take any action hereunder.
The Borrower agrees that such participant shall be entitled to the benefits of Sections 4.4 and Section 5.5 (subject to the participant’s compliance with the requirements and limitations therein, including the requirements under Section 5.5(d) (it being understood that the documentation required under Section 5.5(d) shall be delivered to the Bank who sells the participation)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (c) of this Section 11.5; provided that such participant (A) agrees to be subject to the provisions of Sections 4.5, 9.3 and 11.2 as if it were an assignee under subsection (c) of this Section 11.5 and (B) shall not be entitled to receive any greater payment under Section 4.4 or Section 5.5, with respect to any participation, than the Bank from whom it acquired the applicable participation would have been entitled to receive, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 4.5, 9.3 and 11.2 with respect to any participant.
Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Advances or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(c)    Assignments.
(i)    Generally. Subject to the limitations set forth in subsection (ii) below, any Bank may, at its option, assign to another Person all or a part of its Commitment, Advances and other rights and obligations under this Agreement, but only pursuant to an Assignment Certificate. From and after the effective date of any such assignment, the assignee thereunder shall, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations so assigned to it, and the assigning Bank shall, to the extent that rights and obligations have been assigned by it pursuant to such assignment, relinquish its rights and be released from its obligations under this Agreement. Any Bank making an assignment under this Section shall pay the Agent a transfer fee in the amount of $3,500 concurrent with such assignment.
(ii)    Limitations. Notwithstanding paragraph (i):
(A)    Any assignment under paragraph (i) may be made only with the prior written consent of the Agent and the Borrower, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof.
(B)    Unless the Agent and the Borrower otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, no assignment may be made to any Person that is not an Eligible Assignee.
(C)    Unless the Agent and the Borrower otherwise consent in writing and except as provided herein, which consent shall not be unreasonably withheld, conditioned or delayed, the aggregate Credit Exposure assigned by any Bank shall not exceed 60% of its original Commitment hereunder, as such Commitment may have been reduced from time to time pursuant to Section 5.4.
(D)    Unless the Agent and the Borrower otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, any assignment of a part of a Bank’s Commitment, Advances and other rights and obligations under any Facility must be in a minimum amount of $25,000,000.
(E)    No such assignment shall be made (1) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (1) or (2) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).
No consent of the Borrower that would otherwise be required under this subsection (ii) shall be required during any period in which an Event of Default pursuant to clause (a), (b) or (j) of Section 9.1 exists. No consent of the Agent or the Borrower that would otherwise be required under this subsection (ii) shall be required in connection with an assignment by any Bank to any Affiliate of that Bank or to another Bank, that in each case is an Eligible Assignee; provided that such Bank shall have given prior written notice thereof to the Agent and the Borrower.
(d)    Information. Subject to compliance with Section 11.17, the Borrower authorizes the Agent and each Bank to disclose to its affiliates and any participant or assignee and any prospective participant or assignee any and all financial and other information in the possession of the Agent or that Bank concerning the Borrower.
(e)    Assignment as Security. Nothing herein shall prohibit any Bank from pledging or assigning all or part of its rights under this Agreement and the other Loan Documents to any Person, including, without limitation, to any Federal Reserve Bank in accordance with applicable law.

(f)    Register.
(i)    The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Certificate delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Bank under each Facility pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(ii)    Upon its receipt of a duly completed Assignment Certificate executed and delivered by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the transfer fee referred to in clause (c)(i) of this Section 11.5 and any written consent to such assignment required by clause (c)(ii) of this Section 11.5, the Agent shall accept such Assignment Certificate and record the information contained therein in the Register; provided that if either the assigning Bank or the assignee shall have failed to make any payment required to be made by it pursuant to Section 5.1 or 10.2(a), the Agent shall have no obligation to accept such Assignment Certificate and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
11.6    New York Law.
This Agreement is, and any claims, controversies, disputes or causes of actions (whether in contract or tort or otherwise and in law or equity) based upon, arising out of or relating to this Agreement, the Notes and any other Loan Document or the relationships established hereunder and thereunder are, governed by the substantive laws of the State of New York, without regard to conflicts of law principles thereof that would require the application of the laws of another jurisdiction.
11.7    Severability of Provisions.
If any part of this Agreement is unenforceable, the rest of the Agreement may still be enforced.

11.8    Integration.
This Agreement contains the entire understanding between the parties and supersedes all other oral or written agreements between the Borrower and the Agent or any Bank.
11.9    Indemnification by the Borrower; Damage Waiver.
(a)    The Borrower hereby agrees to indemnify and hold harmless the Agent and each Bank, as well as their agents, employees, officers and directors (collectively, the “Indemnified Parties” and individually an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and disbursements of counsel) to which any Indemnified Party may become subject resulting from or in connection with this Agreement or the other Loan Documents (including, without limitation, in connection with any investigation, litigation or proceeding (any of the foregoing, a “Proceeding”), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Borrowings; provided, that (a) the foregoing indemnity will not, as to any Indemnified Party, apply to losses, claims, damages, liabilities or related expenses (i) to the extent that such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Persons, (ii) to the extent resulting from any Proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnified Party solely against another Indemnified Party, other than claims against the Agent, in its capacity in fulfilling its role as an administrative agent, or any arranger, in its capacity in fulfilling its roles as an arranger, hereunder, or (iii) to the extent resulting from a material breach by such Indemnified Party or any Related Person thereof of its obligations hereunder as found by a final, non-appealable judgment by a court of competent jurisdiction, (b) notwithstanding anything herein to the contrary or otherwise, the Borrower’s obligation to reimburse legal expenses pursuant hereto shall be limited to the fees, charges and disbursements of one counsel to all Indemnified Parties (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction), for all such affected Banks and (c) subject to clause (a)(ii) above, the Borrower’s obligation to indemnify in the case of any Proceeding shall be effective whether or not such Proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto and whether based on contract, tort or any other theory.
(b)    The Borrower will not, without the prior written consent of the applicable Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Party or any injunctive relief or other non-monetary remedy. The Borrower will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without the Borrower’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing indemnity will apply to any such settlement, compromise, consent or termination in the event that the Borrower was offered the ability to assume the defense of the action that was the subject matter of such settlement, compromise, consent or termination and elected not to assume such defense; provided, further, that if a Proceeding is settled, compromised, consented to or terminated with the Borrower’s prior written consent or if there is a final judgment in any such Proceeding, the Borrower agrees to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above.

(c)    Notwithstanding any other provision of this Agreement or any other Loan Document, none of the Agent, any Bank, or their respective agents, employees, officers and directors (collectively, the “Bank-Related Parties” and individually a “Bank-Related Party”) shall have any liability (whether in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except, in each case, to the extent such damages resulted from the bad faith, gross negligence or willful misconduct of such Bank-Related Party or any of its Related Persons or from a material breach by such Bank-Related Party or any of its Related Persons of their obligations hereunder as found by a final non-appealable judgment by a court of competent jurisdiction. In no event, however, shall any Bank-Related Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Agreement, the other Loan Documents or the use of proceeds of the Borrowings or any related transaction.

(d)    The Borrower shall not be liable to the Agent, the Banks or any other Indemnified Party for any special, indirect, consequential or punitive damages in connection with this Agreement, the other Loan Documents or the use of proceeds of the Borrowings or any related transaction; provided that this sentence shall not limit the Borrower’s indemnification obligations as set forth in this Section 11.9.
11.10 Customer Identification - USA Patriot Act Notice.
Each Bank and the Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies each of the Borrower and the Guarantor, which information includes the name and address of the Borrower and the Guarantor and other information that will allow such Bank or the Agent, as applicable, to identify the Borrower and the Guarantor in accordance with the Act. The Borrower agrees to promptly provide, to the extent commercially reasonable, such information upon reasonable request.

11.11    Execution in Counterparts.
This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and the other Loan Documents and/or any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
11.12    Waiver of Jury Trial.
THE BORROWER, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE AND IN LAW OR EQUITY) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE NOTES AND ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIPS ESTABLISHED HEREUNDER AND THEREUNDER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.13    Jurisdiction.
Each of the Borrower, the Agent and the Banks hereby irrevocably and unconditionally (i) agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or in equity, whether in contract, tort or otherwise, against any other party hereto arising out of or in any way relating to this Agreement or any of the other Loan Documents in any forum other than any New York State or Federal court located in New York County, and any appellate court from any thereof, (ii) submits, for itself and its property, to the jurisdiction of such courts over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents and agrees that all claims in respect of such actions or proceeding may be heard and determined in such state or federal court, (iii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding and (iv) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to the Borrower at its address referred to in Section 11.1. The Borrower agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.13 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law.
11.14    [Reserved].
11.15 No Advisory or Fiduciary Relationship.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its controlled Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent, the Arrangers, and the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Agent, the Arrangers and the Banks, on the other hand, (B) each of the Borrower and the Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent, the Arrangers and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, the Guarantor or any of their respective Affiliates, or any other Person and (B) neither the Agent or the Arrangers nor any Bank has any obligation to the Borrower, the Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent, the Arrangers and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the Guarantor and their respective Affiliates, and neither the Agent, the Arranger, any Arranger nor any Bank has any obligation to disclose any of such interests to the Borrower, the Guarantor or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent, the Arrangers or any Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.16 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
As used in this Agreement:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

11.17 Confidentiality.

Each of the Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and their respective Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.17, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower, which it has no reason, after due inquiry, to believe has any confidentiality or fiduciary obligation to the Borrower with respect to such Information. In addition, solely with respect to data of the type customarily provided to such entities, the Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Bank in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section 11.17, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Bank on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries and other than information pertaining to this Agreement customarily provided by arrangers to data service providers, including league table providers, that serve the lending industry, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

3M HEALTH CARE COMPANY

By:	/s/ Rodolfo Espinosa
Name:	Rodolfo Espinosa
Title:	Treasurer
[Signature Page to 3M Health Care Company Term Loan Agreement]

BANK OF AMERICA, N.A., as Agent

By:	/s/ Liliana Claar
Name:	Liliana Claar
Title:	Vice President
[Signature Page to 3M Health Care Company Term Loan Agreement]

BANK OF AMERICA, N.A., as Bank

By:	/s/ John Dorost
Name:	John Dorost
Title:	Director
[Signature Page to 3M Health Care Company Term Loan Agreement]

JPMORGAN CHASE BANK, N.A., as Bank

By:	/s/ James Kyle O’Donnell
Name:	James Kyle O’Donnell
Title:	Vice President
[Signature Page to 3M Health Care Company Term Loan Agreement]

BARCLAYS BANK PLC, as Bank

By:	/s/ Edward Pan
Name:	Edward Pan
Title:	Vice President

[Signature Page to 3M Health Care Company Term Loan Agreement]

CITIBANK, N.A., as Bank

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President
[Signature Page to 3M Health Care Company Term Loan Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Bank

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Alison Lugo
Name:	Alison Lugo
Title:	Vice President
[Signature Page to 3M Health Care Company Term Loan Agreement]

GOLDMAN SACHS BANK USA, as Bank

By:	/s/ Ananda DeRoche
Name:	Ananda DeRoche
Title:	Authorized Signatory
[Signature Page to 3M Health Care Company Term Loan Agreement]

MORGAN STANLEY BANK, N.A., as Bank

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory
[Signature Page to 3M Health Care Company Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Bank

By:	/s/ Kirk Tesch
Name:	Kirk Tesch
Title:	Managing Director
[Signature Page to 3M Health Care Company Term Loan Agreement]

BNP PARIBAS, as Bank

By:	/s/ Christopher Sked
Name:	Christopher Sked
Title:	Managing Director

By:	/s/ Valentin Detry
Name:	Valentin Detry
Title:	Vice President
[Signature Page to 3M Health Care Company Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Bank

By:	/s/ David Rofsky
Name:	David Rofsky
Title:	Senior Vice President
[Signature Page to 3M Health Care Company Term Loan Agreement]

BANK OF CHINA, NEW YORK BRANCH, as Bank

By:	/s/ Jinan Yan
Name:	Jinan Yan
Title:	Executive Vice President
[Signature Page to 3M Health Care Company Term Loan Agreement]

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH, as Bank

By:	/s/ Xuan Zhang
Name:	Xuan Zhang
Title:	Assistant Vice President

By:	/s/ Pinyen Shih
Name:	Pinyen Shih
Title:	Executive Director
[Signature Page to 3M Health Care Company Term Loan Agreement]

SCHEDULE AND EXHIBITS

Schedule I	Commitments

Exhibit A	Form of Note

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Borrowing Request

Schedule I
COMMITMENTS

Name of Bank	Tranche A Commitment	Tranche B Commitment

Bank of America, N.A.	$47,500,000	$95,000,000
JPMorgan Chase Bank, N.A.	$47,500,000	$95,000,000
Barclays Bank PLC	$47,500,000	$95,000,000
Citibank, N.A.	$47,500,000	$95,000,000
Deutsche Bank AG New York Branch	$47,500,000	$95,000,000
Goldman Sachs Bank USA	$47,500,000	$95,000,000
Morgan Stanley Bank, N.A.	$47,500,000	$95,000,000
Wells Fargo Bank, N.A.	$47,500,000	$95,000,000
BNP Paribas	$30,000,000	$60,000,000
U.S. Bank National Association	$30,000,000	$60,000,000
Bank of China, New York Branch	$30,000,000	$60,000,000
Industrial and Commercial Bank of China Limited, New York Branch	$30,000,000	$60,000,000
Total:	$500,000,000	$1,000,000,000
I – 1

Schedule 8.2
EXISTING LIENS
None.
8.2 – 1

Exhibit A
NOTE
$_____________
__________ __, 20___
FOR VALUE RECEIVED, 3M Health Care Company, a Delaware corporation (the “Borrower”), promises to pay to ____________________________________ (together with its registered assigns, the “Bank”), at such place as Agent under the Credit Agreement defined below may from time to time designate in writing, the principal sum of _______________________________ Dollars ($_______________), or, if less, the aggregate unpaid principal amount of all Tranche [A][B] Advances made by the Bank to the Borrower pursuant to Section 2.1 of the Delayed Draw Term Loan Agreement, dated as of February 16, 2024, among the Borrower, Bank of America, N.A., as Agent (in such capacity, the “Agent”), and various Banks party thereto from time to time, including the Bank (the “Credit Agreement”), and to pay interest on the principal balance of this Note outstanding from time to time at the rate or rates determined pursuant to the Credit Agreement.
This Note is issued pursuant to, and is subject to, the Credit Agreement, which provides (among other things) for the amount and date of payments of principal and interest hereunder, for the acceleration of this Note upon an Event of Default and for the voluntary and mandatory prepayment of this Note. This Note is a “Note,” as defined in the Credit Agreement.
The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.
Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
This Note is governed by the substantive laws of the State of New York.

3M HEALTH CARE COMPANY

By:
Name:
Title:
A – 1

Exhibit B
CERTIFICATE OF COMPLIANCE
In accordance with the Delayed Draw Term Loan Agreement, dated as of February 16, 2024, by and among Bank of America, N.A., as agent for the Banks, 3M Health Care Company (the “Borrower”) and the Banks from time to time party thereto, as such Credit Agreement has been or may hereafter be amended from time to time, attached are the consolidated financial statements for the Borrower for the period ending _______________, 20__ (the “Effective Date”).
I certify that the financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those applied in the annual financial statements. I also certify that as of the Effective Date, the Borrower is in compliance with the covenants stated in the Credit Agreement.
I further certify that the Borrower’s Leverage Ratio, as defined in the Credit Agreement, as of the Effective Date is as set forth below:

(a)	Funded Debt	$____________
(b)	EBITDA	$____________
Funded Debt to EBITDA [(a)/(b)]			____ to 1.00
Minimum Permitted Leverage Ratio			[__] to 1.00
Furthermore, I have no knowledge of the occurrence of an Event of Default under the Credit Agreement or of any event which with notice of lapse of time would constitute an Event of Default, except those specifically stated below.

3M HEALTH CARE COMPANY

By
Name:
Title:
B – 1

Exhibit C
BORROWING REQUEST
Reference is made to that certain Delayed Draw Term Loan Agreement, dated as of February 16, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Bank of America, N.A., as agent for the Banks, 3M Health Care Company (the “Borrower”) and the Banks from time to time party thereto. Capitalized terms used herein and not defined are used herein as defined in the Credit Agreement.
The undersigned hereby requests the following Borrowing (the “Requested Borrowing”):
1.    Date of Borrowing:     [__], 2024
2.    Principal amount of requested Borrowing:    $__________________________
3.    Facility under which the Borrowing is being requested:    Tranche [A][B] Facility
4.    The requested Borrowing shall constitute a [Floating Rate Advance] [Term Benchmark Advance].
5.    Interest Period elected by the Borrower for the requested Borrowing: [one] [three] [six] months.
The Requested Borrowing complies with Section 6.2 of the Credit Agreement.

3M HEALTH CARE COMPANY

By:
Name:
Title:
C – 1